As filed with the Securities and Exchange Commission on January 17, 2007

Registration No. 333- 136602

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM SB-2/A

(AMENDMENT NO. 4)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________

BioElectronics Corporation

 (Name of Small Business Issuer in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	3845 (Primary Standard Industrial Classification Code Number)	52-2278149 (I.R.S. Employer Identification No.)

4539 Metropolitan Court

Frederick, Maryland  21704

(301) 644-3906

(Address and Telephone Number of Principal Executive Offices)

Andrew J. Whelan, President

BioElectronics Corporation
4539 Metropolitan Court

Frederick, Maryland 21704

(301) 644-3906

 (Name, address and telephone number of agent for service)

___________

Copies to:

Robert S. Matlin, Esq.

Uche D. Ndumele, Esq.

Kirkpatrick & Lockhart Nicholson Graham

599 Lexington Avenue

New York, New York 10022-6030

Telephone:  (212) 536-3900  Facsimile:  (212) 536-3901

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ⁬

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ⁬

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ⁬

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ⁬

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, $.001 par value (3)	10,451,389 shares	$0.12	$1,254,166.68	$ 38.50
Common Stock, $.001 par value (4)	9,311,500 shares	$0.12	$1,117,380.00	$ 34.30
Common Stock, $.001 par value (5)	3,420,000 shares	$0.12	$410,400.00	$ 12.60
Total Registration Fee (6)	23,182,889 shares	_____	$2,781,946.68	$ 85.40

(1)	Based on the last sales price on January 16, 2007. The selling stockholders will sell their shares of Common Stock at a price of $0.12 per share until shares of Common Stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The Common Stock is presently not traded on any established public trading market or on any national securities exchange. The registrant has taken certain actions in an effort to have the shares of Common Stock quoted on the OTC Bulletin Board.
(2)	Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.
(3)	The shares of common stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus upon conversion of outstanding secured convertible notes and include 166,167 shares for accrued interest and 250,000 shares for liquidated damages. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	The shares of Common Stock are being registered for resale by certain selling stockholders named in the prospectus upon exercise of outstanding two to five-year warrants. In accordance with Rule 416(a), the registrant is are also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(5)	The shares of Common Stock are being registered for resale by certain selling stockholders named in the prospectus who acquired the shares from the registrant in a private placement on April 4. 2005.
(6)	Previously paid.

__________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Subject to Completion, Dated January 17, 2007

23,182,889 Shares of Common Stock

Makers of Drug Free, Anti-Inflammatory Patches

            This prospectus relates to 23,182,889 shares of common stock (“Common Stock”) of BioElectronics Corporation, a Maryland corporation, which may be resold by selling stockholders named in this prospectus. This amount includes 10,451,389 shares issuable upon the conversion of our promissory notes, which amount includes 166,167 shares for accrued interest and 250,000 shares for liquidated damages, 9,311,500 shares issuable upon the exercise of our Common Stock purchase warrants, and 3,420,000 shares that we issued in April 2005.  Each of these transactions constituted private offerings that were exempt from the registration requirements of the Securities Act of 1933, as amended.  We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of Common Stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our Common Stock at a fixed price of $0.12 per share until shares of our Common Stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation in the Pink Sheets, and thereafter at prevailing market prices or privately negotiated prices.  The selling stockholders may offer and sell their shares of Common Stock on a continuous or delayed basis.  We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.  We will pay for the expenses of this offering.

                Our Common Stock does not currently trade in an established public trading market or on any national securities exchange.  Our Common Stock is currently quoted on the Pink Sheets under the symbol "BIEL”.  On January 16, 2007, the low and high sales prices quoted on the Pink Sheets for our Common Stock were $0.115 per share and $0.12 per share, respectively.  We have filed a Form 15c2-11 with the NASD OTC Compliance Unit in an effort to have the shares of our Common Stock quoted on the OTC Bulletin Board.  We cannot provide any assurance that our Common Stock will be quoted on the OTC Bulletin Board or on any securities exchange.

            Our business is subject to many risks and an investment in our Common Stock will also involve a high degree of risk.  You should invest in our Common Stock only if you can afford to lose your entire investment.  You should carefully consider the various Risk Factors described beginning on page 7 before investing in our Common Stock.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

                The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is January 17, 2006

This prospectus is not an offer to sell any securities other than the shares of Common Stock offered hereby.  This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this Offering, the Company, or the shares of Common Stock offered hereby that is different from the information included in this prospectus.  You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	3
RISK FACTORS	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	17
USE OF PROCEEDS	17
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL	19
CONDITION AND RESULTS OF OPERATIONS	18
BUSINESS	25
MANAGEMENT	34
EXECUTIVE COMPENSATION	37
PRINCIPAL STOCKHOLDERS	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41
DESCRIPTION OF SECURITIES	42
SHARES ELIGIBLE FOR FUTURE SALE	43
SELLING STOCKHOLDERS	45
PLAN OF DISTRIBUTION	47
LEGAL MATTERS	48
EXPERTS	49
INTERESTS OF NAMED EXPERTS AND COUNSEL	49
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	49
AVAILABLE INFORMATION	49
INDEX TO FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

 This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information that you should consider before investing in the shares.  You are urged to read this Prospectus in its entirety, including the information under ''Risk Factors'' and our financial statements and related notes included elsewhere in this Prospectus.

Our Company

BioElectronics Corporation (the ''BioElectronics'', ''us'', ''our'', ''we'' or the ''Company'') is the maker of ActiPatch Therapy™ (''ActiPatch Therapy''), a microchip embedded into a disposable soft foam patch that delivers pulsed electromagnetic field therapy, a clinically proven and widely accepted anti-inflammatory and pain relief therapy, previously only available from large facility-based machines.  ActiPatch Therapy is designed to meet the market demand for an effective, inexpensive, drug-free, therapeutic agent for the soft tissue injury market.

Through September 30, 2006, the Company has a cumulative operating loss of approximately $5,295,000 and negative working capital of approximately $1,152,000.

ActiPatch Therapy reduces the swelling (edema) and inflammation that occurs after tissue injury which accelerates the healing process of such injury. As a result of the decreased inflammation, a decrease in the pain associated with the soft tissue injury often occurs. The US Food and Drug Administration ("FDA") and Health Canada (Canada's FDA) have approved ActiPatch Therapy for the treatement of edema following blepharoplasty, a procedure to remove fat from eyelids.  Heath Canada's market clearance also included a specific clearance for the relief of pain associated with  muscosketal disorders.

The Company believes that additional market opportunities exist for ActiPatch Therapy, FDA clearance will be required for these opportunities, including:

•

Sprains/Sports Injuries;

•

Heal Pain;

•

Wound Care;

•

Post-Surgical;

•

Fracture Management; and

•

Repetitive Stress Injuries

The following are the regulatory milestones the Company has achieved:

•

FDA market clearance for the treatment of edema following blepharoplasty.

•

ISO and CE Certifications (European and Common Union)

•

Health Canada Market clearance for the relief of musculoskeletal pain

Testing performed at the Bioelectromagnetics Research Laboratory at the State University of New York has shown that ActiPatch Therapy provides an adequate dosage of electromagnetic energy for the treatment of soft tissue, and that its power at the skin level is equivalent to that of traditional high-power devices.  The power level is six to nine orders of magnitude higher than that which is required to show a biological effect.  It also demonstrated that the cumulative effect of continuous delivery provides greater therapeutic benefit than sporadic treatments.

Clinical Trials

In 2006, the Company and the Lahey Clinic jointly announced a three-year program to study the effects of ActiPatch Therapy on a variety of soft tissue injuries and related medical conditions. The internationally renowned Lahey Clinic of Boston, whose faculty is affiliated with the Medical Schools of Harvard and Tufts, has committed to initiating a number of double-blind clinical studies on ActiPatch Therapy in the areas of plastic surgery, orthopedics and chronic wound care. The Company is also conducting a Heel Pain Study at the Northern California School of Podiatry in Oakland, California. Results from these clinical trials will be submitted to the United States Food and Drug Administration (the ''FDA'') for expanded indications for the use of ActiPatch Therapy. These studies and the protocols pursuant to which they are being conducted were approved by each institution’s Investigational Review Board.  The Company, as the sponsor, and both Investigational Review Boards believe that the ActiPatch is an innocuous device and does not require an FDA Investigational Exemption.  Although we believe that the FDA process will be neither lengthy nor expensive, there can be no guarantee that we will receive FDA clearance.

Significant Strategic Marketing Relationships Recently Established

The Company, on December 4, 2003 signed an exclusive three-year supply and distribution agreement with Byron Medical, Inc. (''Byron'') a subsidiary of Mentor Corporation (NYSE:MNT), a large supplier of medical products worldwide, to cover marketing of ActiPatch Therapy products to plastic surgeons worldwide. For the six months ended September 30, 2006 sales to Byron were approximately $97,000. The Byron Medical agreement is dated December 4, 2003. Byron  is a wholly owned subsidiary of Mentor Corp., Santa Barbara, California. Mentor has announced that it intends to shut down its Byron Medical operations. The Company is negotiating with a major medical supplies distributor to market and sell its products to plastic and other surgeons. Should the Company not secure new distributors sales could be significantly impacted.

In July 2005, the Company announced an agreement with MaxMed Technologies (''MaxMed''), maker of the PedAlign ™ (''PedAlign'') brand of custom orthotics products.  The new wearable and disposable ActiPatch Therapy will be available as an insert into the PedAlign product as a unique offering to providers that order PedAlign custom orthotic products. At the present time the Company is not doing a significant amount of business with MaxMed.

In November 2005, the Company announced a partnership with Profoot, Inc. (''Profoot'') for distribution of the ActiPatch Therapy product in Canada.  The product will be available at prominent retail stores throughout Canada.  Profoot is America's second largest brand of consumer foot care products and the brand is available at tens of thousands of mass-retail outlets in Canada, the U.S. and 20 other countries.  The Company has also entered into a distribution agreement with Virginia-based Medical Sales Professionals, Inc (MSP).  MSP sells and distributes medical supplies to professional and college sports teams and health care providers.  Currently, ActiPatch Therapy is used by 14 professional sports teams. The Company does not expect significant sales volume from the professional or college market segment. In September 2006 the Company signed a Sales Agent Agreement with Extremity Solutions & Seacoast Surgical, of Attleboro, Massachusetts. Extremity Solutions & Seacoast Surgical will sell the ActiPatch product in six New England states and in October 2006 announced that Henry Schein, Inc., the largest provider of healthcare products and services to office-based practitioners in the North American and European markets has agreed to sell and distribute ActiPatch(TM). The amount of sales from these two companies has not been determined. Additionally, the Company is in the early stages of negotiations with other companies to distribute our products. However, there is no assurance that distribution agreements will be finalized.

Risk Factors

As with most therapeutic agent products, the development of our products is subject to numerous risks, including the inability to obtain necessary regulatory approvals to market the products, our ability to satisfy future capital requirements and implement expansion plans, failure of physicians and patients to accept and use our products, competition from established entities, protection of proprietary information and dependence on third party collaborators to conduct research and development of the products. For a more detailed discussion of some of the risks associated with our Company, you are urged to carefully review and consider the section entitled ''Risk Factors'' beginning on page 7 of this prospectus.

General

The Company's principal executive offices are located at 4539 Metropolitan Court, Frederick, Maryland 21704, and the Company's telephone number at that address is (301) 644-3906. The Company has a corporate internet website at http://www.bioelectronicscorp.com. The reference to this website address does not constitute incorporation by reference of the information contained therein.

About This Offering

            This prospectus relates to the resale of up to 23,182,889 shares of Common Stock by the selling shareholders named in this prospectus, which amount includes 10,451,389 (1) shares issuable upon the conversion of our promissory notes, which amount includes 166,167 shares for accrued interest and 250,000 shares for liquidated damages, 9,311,500 shares issuable upon the exercise of our Common Stock purchase warrants, and 3,420,000 shares that we issued in April 2005.  Each of these transactions constituted private offerings that were exempt from the registration requirements of the Securities Act of 1933.  The selling stockholders will offer to sell all or a portion of their shares of Common Stock at a fixed price of $0.12 per share until shares of our Common Stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation in the Pink Sheets, and thereafter at prevailing market prices or privately negotiated prices.  Our Common Stock does not currently trade in an established public trading market or on any national securities exchange.  Our Common Stock is currently quoted on the Pink Sheets under the symbol “BIEL”.  We have filed a Form 15c2-11 with the NASD OTC Compliance Unit in an effort to have the shares of our Common Stock quoted on the OTC Bulletin Board.  We cannot provide any assurance that our Common Stock will be quoted on the OTC Bulletin Board or on any securities exchange.  Please see the Plan of Distribution section at page 47 of this prospectus for a detailed explanation of how the shares of Common Stock may be sold.

Common Stock Offered

23,182,889 shares

Common Stock Offered by the Selling Stockholders

23,182,889 shares, including 9,311,500 shares issuable by the Company if the selling stockholders elect to exercise their warrants(2)

Common Stock Outstanding at September 30, 2006(3)

68,357,019 shares

Use of Proceeds of the Offering

The Company will not receive any of the proceeds from the sale of the shares, it may receive the proceeds from the exercise, if any, of the warrants included therein.

Pink Sheet Ticker Symbol

BIEL

_________________

(1)     The 10,451,389 shares represent (i) 5,555,556 shares that are issuable upon the conversion of our $1,000,000 convertible promissory notes, at $0.18 per share, plus 416,667 shares to be issued in lieu of the cash payment of accrued interest and liquidated damages of $75,000 due thereunder, for a total of 5,972,223 shares, and (ii) an additional number of shares equal to 175% of such number which may, at our option, be issued to satisfy additional interest and liquidated damages that may accrue hereafter.

(2)     The 9,311,500 warrants relate to the April 4, 2005 sale of stock, 3,420,000 warrants plus a commission to the broker for this transaction of 491,500 warrants and the December 8, 2005 convertible debt, 5,000,000 warrants plus the commission to the broker for this transaction, 400,000 warrants

(3)     Does not include (i) 10,451,389 shares that are issuable upon the conversion of outstanding convertible notes at $0.18 per share, (ii) 167,000 restricted shares which have been earned but not issued to a former corporate officer, (iii) 9,311,500 shares issuable upon the exercise of outstanding warrants at exercise prices ranging from $.33 to $.50 per share, subject to adjustment, or (iv) 3,150,000 shares issuable upon the exercise of outstanding options granted under the BioElectronics Equity Incentive Plan (the "2004 Stock Incentive Plan").

Selected Financial Information

The selected financial information presented below is derived from and should be read in conjunction with our consolidated financial statements, including notes thereto, appearing elsewhere in this prospectus.  See ''Financial Statements.''

Summary Operating Information

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2005	2004	2006	2005
	(Restated)		(Unaudited)	(Restated)
Net revenues	$ 303,690	$302,002	$ 306,776	$ 251,611
Loss from operations	$1,844,210	$771,127	$1,622,649	$1,034,675
Net loss	$1,914,053	$792,799	$1,986,186	$1,068,515
Net loss per common share	$ 0.033	.$ 0.017	$ 0.031	$ 0.019
Weighted average number of common
shares Outstanding
Basic and Diluted	57,626,059	45,976,334	64,970,101	56,014,225

Summary Balance Sheet Information

September 30, 2006

Working capital	$ (1,152,000)
Total assets	$ 885,275
Total liabilities	$ 2,431,199
Stockholders' deficiency	$ 1,545,924

RISK FACTORS

You should carefully consider the risks described below before investing in the Company.  We consider these risks to be significant to your decision whether to invest in our Common Stock at this time.  If any of the following risks actually occur, our business, results of operations and financial condition could be seriously harmed, the trading price of our Common Stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

The Company has a limited operating history, and there is no assurance that the Company will ever be profitable.  The Company is a development stage company, and the Company faces risks and difficulties frequently encountered in connection with the operation and development of a new and expanding business.  The Company has a limited operating history on which an evaluation of the Company and its business can be based.  The likelihood of the Company's future success must be considered in light of such limited operating history, as well as the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business.  There can be no assurance that the Company's future revenues will ever be significant or that the Company's operations will ever be profitable.

The Company has a history of operating losses and the Company anticipates that it will incur future operating losses.  The Company was incorporated on April 1, 2000.  Through September 30, 2006 the Company recorded a cumulative operating loss of approximately $5,295,000. The Company expects to incur additional losses until sufficient sales of its ActiPatch Therapy products are achieved.  The Company has not yet commenced shipping of any products in substantial volumes.  The Company's limited operating history makes the prediction of future operating results difficult or impossible to make.  There can be no assurance that the Company's future revenues will ever be significant or that the Company's operations will ever be profitable.

The Company's ability to operate is conditioned on the Company's ability to obtain additional financing.  The Company's ability to satisfy its future capital requirements and implement its expansion plans will depend upon many factors, including the financial resources available to it, the expansion of the Company's sales and marketing efforts and the status of competition, if any. The Company believes that current and future available capital resources, including the net proceeds from sale of the Company's products, will be sufficient to fund its operations at current levels for twelve (12) months. However, the exact amount of funds that the Company will require will depend upon many factors, and it is possible that the Company will require additional financing prior to such time. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result. If adequate funds are not available, the Company may be required to delay, reduce or eliminate its programs or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its products, technologies or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company depends on a limited number of products and almost all of the Company's sales have been derived from sales of the Company's existing ActiPatch Therapy dermal patches.  Although additional products are currently being developed, there can be no assurance that these development efforts will be successful or, if successful, that resulting products will receive market acceptance, generate significant sales or result in gross profits.  The Company believes that success in the general surgical market is somewhat dependent on product acceptance by plastic surgeons.  The Company's future operating results, particularly in the near term, are significantly dependent upon market acceptance of its ActiPatch Therapy product line.  Because virtually all of the Company's sales are derived from its ActiPatch Therapy product line, failure to achieve broader market acceptance of pulsed electromagnetic energy therapy as a result of competition, technological change or other factors, or the failure to successfully market any new or enhanced versions of existing products or other factors, would have a material adverse effect on the business, operating results and financial condition of the Company.

The acceptance of the Company's products depends upon results of clinical studies for new applications.  Clinical studies of new applications of the Company's ActiPatch Therapy products are in various stages of completion, and further clinical studies of the Company's products are expected to be conducted in the future.  Clinical studies of the Company's products that result in unfavorable or inconclusive findings, or significant delays in completing clinical studies, could have a material adverse effect on the Company's business, financial condition and results of operations.  There can be no assurance that the findings derived from ongoing clinical studies will be favorable or conclusive with regard to the Company's products or that the medical community will react positively to such findings as clinical studies are completed.

The Company faces a risk of technological obsolescence.  The medical device market is characterized by rapid, technological innovation and change.  Many companies are engaged in research and development of devices, drugs and alternative methods to reduce swelling, relieve pain and enhance the healing of surgical incisions, accidental wounds, sprains, strains and chronic wounds.  The Company's products could be rendered obsolete as a result of future innovations.

The Company faces extensive competition from the medical device market, and potential competitors, with a longer operating history and greater resources, may harm the Company's business.  The medical device market is very competitive and competition is likely to increase.  Increased competition may result in price cuts, reduced gross margins and loss of market share, any of which could seriously harm the Company's business. Many of the Company's competitors have, and potential competitors may possess, longer operating histories and significantly greater financial, technical, personnel and other resources than the Company.  Competitors and potential competitors may also have larger, more established research and development departments and greater name and brand recognition than the Company possesses.  These greater resources may permit them to implement extensive advertising, sales, promotions and programs that the Company may not be able to match.  Better financed competitors may also have greater success in future research and development efforts.  As these competitors enter the field, the Company's sales growth may fail to increase, despite its efforts to continue to design superior products.  There can be no assurance that the Company will have the ability to compete successfully in this environment.  If the Company is unable to compete successfully, the Company's business will be seriously harmed.

The Company must manage its expansion to maintain its level of service to its customers.  The Company may encounter significant strain and additional demands on its infrastructure and resources as it expands its business.  The Company's ability to compete effectively and to manage future expansion will require it to continue to add to its infrastructure and management controls and to expand, train and manage its workforce.  If the Company is unable to manage its expansion, the Company's level of service will decline, it may lose customers and its revenues and growth will be limited.

The Company has a high level of dependence on key existing and future personnel for its success.  The Company's success will depend, to a large degree, upon the efforts and abilities of its officers and key management employees, including, without limitation, Andrew J. Whelan, the President and Chairman of the Board of Directors (the ''Board'') of the Company. The loss of the services of one or more of the Company's key employees could have a material adverse effect on its operations.  The Company has employment agreements with certain of its employees, but does not maintain a key man life insurance policy on any employee.  In addition, as its business plan is implemented, the Company will need to recruit and retain additional management and key employees in virtually all phases of its operations.  Key employees will require not only a strong background in the medical device industry, but a familiarity with the markets in which the Company competes. The Company may not be able to successfully attract and retain key personnel.

The Company relies on third parties for the supply and manufacturing of its products, and inability of the Company to retain such third party manufacturers may significantly harm the Company's business .  BioElectronics subcontracts the manufacturing of its products to third parties. These parties manufacture the products to BioElectronic's specifications.  The Company does not currently have manufacturing facilities or personnel to independently manufacture its products.  If for any reason the Company is unable to obtain or retain third party manufacturers on commercially acceptable terms, it may not be able to distribute its products as planned.  If the Company encounters delays or difficulties with contract manufacturers in producing or packaging its products, the distribution, marketing and subsequent sales of these products will be adversely affected.  The Company may have to seek alternative sources of supply or abandon or sell product lines on unsatisfactory terms.  The Company may not be able to enter into alternative supply arrangements on commercially acceptable terms, if at all.  There can be no assurance that the manufacturers the Company has engaged will be able to provide sufficient quantities of these products or that the products supplied will meet the Company's specifications.  In addition, production of the Company's products may require raw materials for which the sources and quantities are limited.  An inability to obtain adequate supplies of raw materials could significantly delay development, regulatory approval and marketing of the Company's products.

The Company is dependent on third party distributors to distribute its products.  Loss of any of these distributors may affect the Company's ability to provide customers with its products.  The Company currently utilizes several third party medical device distributors to distribute its products.  If for any reason the Company is unable to obtain or retain third party distributors on commercially acceptable terms, it may not be able to distribute its products as planned.  If the Company encounters delays or difficulties with contract distributors, the distribution, marketing and subsequent sales of these products will be adversely affected, and the Company may have to seek alternative sources of distribution or abandon or sell product lines on unsatisfactory terms.  The Company may not be able to enter into alternative distribution arrangements on commercially acceptable terms, if at all.  There can be no assurance that the distributors the Company has engaged will be able to provide sufficient distribution of the Company's products in order for the Company to meet its current or future obligations to its customers.

The Company faces the risk of product liability claims.  The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products are alleged to have resulted in adverse side effects, such as injury, illness or death.  The Company also may be required to recall some of its products if they are damaged or mislabeled.  Such events could result in product liability claims or adverse publicity.  While the Company currently maintains product liability insurance, a significant product liability judgment against the Company or a widespread product recall, to the extent either such event is in excess of the limits of its product liability insurance, could substantially impair the Company's business, financial condition and results of operations.

The Company may not be able to adequately protect its intellectual property.  The Company believes that its success depends to a significant degree upon its ability to develop proprietary technology and its ability to protect the proprietary aspects of its products.  The Company acquired 44 patents that have now expired. Instead of filing for FDA regulatory delay patent extensions, the Company opted to file new patent applications to cover its technological improvements, affixing and delivery methods and medical treatments.  The Company has approximately 150 new patent claims pending.  We have filed patent applications in the United Sates, the European Common Market, Canada, and the other major markets such as Japan, South Korea, Mexico and Australia.

The Company will continue to seek patent protection for its products. There can be no assurance that any patent that has been or may be issued will cover products the Company intends to sell, or if it does, will not subsequently be invalidated for any of a variety of reasons.

The Company relies upon a combination of laws and contractual restrictions, including restrictions contained in confidentiality agreements, to establish and protect its rights to any intellectual property that it creates. Any infringement of the Company's proprietary rights could result in significant litigation costs, and any failure to adequately protect its proprietary rights could result in the Company's competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues.  Despite the Company's efforts to protect its proprietary rights, existing patent laws afford only limited protection.  In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.  Attempts may be made to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary.  Accordingly, the Company may not be able to prevent misappropriation of its technology or deter others from developing similar technology.  Furthermore, policing the unauthorized use of the Company's products is difficult.  Litigation may be necessary in the future to enforce the Company's intellectual property rights or to determine the validity and scope of the proprietary rights of others.  This litigation could result in substantial costs and diversion of resources and could significantly harm the Company's business.

The Company may face infringement of third-party rights claims in the future.  In recent years, there has been significant litigation in the United States and elsewhere involving patents and other intellectual property rights. Third parties may assert patent, copyright, trademark and other intellectual property rights to technologies used in the Company's business. Any infringement claims, with or without merit, could be time consuming, result in costly litigation, and divert the efforts of the Company's technical and management personnel. If the Company is unsuccessful in defending itself against these types of claims, it may be required to do one or more of the following:

•

stop selling those products that use or incorporate the challenged intellectual property;

•

attempt to obtain a license to sell or use the relevant technology or substitute technology, which license may not be available on reasonable terms or at all; or

•

redesign those products that use the relevant technology, which the Company may not be able to do on a timely or cost effective basis, or at all.

In the event a claim against the Company is successful and the Company can not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign its products to avoid infringement, the Company's business will be significantly harmed, which would have a material adverse effect on the Company's financial condition and results of operations.

The Company may face royalty claims, which may result in litigation and divert the efforts of the Company's personnel. In April 2000, the Company acquired from Patricia A. Whelan, the wife of Andrew J. Whelan, the Chairman of the Board and President of the Company, certain patents (including all 44 patents currently owned by the Company), technology, research, trademarks and other assets relating to pulsed electromagnetic energy therapy (the ''Acquired Assets'').  The Acquired Assets were acquired by Mrs. Whelan in October 1994 from Shannon Investments, Inc. (''Shannon'') in a transaction in which Mrs. Whelan agreed to pay to Shannon (i) 20% of any consideration received by Mrs. Whelan, directly or indirectly, from the Acquired Assets, including any sales of products utilizing any of the Acquired Assets and (ii) a 2% royalty payment on any sales by Mrs. Whelan of products utilizing the Acquired Assets.  In such transaction, Shannon acknowledged that Mrs. Whelan had the authority to dispose of or retain the Acquired Assets in her sole discretion. Prior owners of the Acquired Assets transferred the Acquired Assets under transfer and assignment agreements that included similar 2% royalty payments.  While the Company believes it is not responsible for the payment of any royalty or other payments to any prior owner(s) of the Acquired Assets, there can be no assurance that any of such prior owners will not claim that royalty or other payments are due and owing by the Company.  Any such claims, with or without merit, could be time consuming, result in costly litigation, and divert the efforts of the Company's management personnel.

The profitability of our Company may be affected by efforts to reduce costs associated with health care.  The levels of revenues and profitability of pharmaceutical and medical device companies may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to control health care costs. There have been a number of proposals introduced to Congress to comprehensively reform the nation's health care system. Some of the proposed legislation has contained measures intended to control public and private spending on health care as well as to provide universal public access to the health care system. In addition, some of the proposed legislation included limitations on Medicare and Medicaid reimbursement for medical products and services and called for the creation of a committee to monitor and evaluate the pricing of new medical products and services. Although no such legislation has been passed by Congress, federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of additional reforms to the health care systems in their respective jurisdictions, including reforms that may affect the pharmaceutical and medical device industries. It is uncertain what new legislative proposals, if any, might be adopted or what actions federal, state or third-party payers may take in response to any health care reform proposals or legislation. The Company cannot predict the effect health care reforms may have on its business or the business of its collaborators.

In the United States and elsewhere, sales of therapeutic products are dependent in part on the availability of reimbursement from third-party payers, such as government and private insurance plans. These third-party payers are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a profitable basis.

There can be no assurance that any product developed by the Company will gain market acceptance among health care providers. Even if the Company's proposed products gain market acceptance, sales of such products may be dependent on the availability of reimbursement from third-party health care payers, such as government and private insurance plans. If adequate coverage and reimbursement levels are not authorized by government and third-party payers for use of the Company's products, market acceptance will be adversely affected.

Physicians and patients may not accept our device in comparison to competing products.  Physicians and patients may not accept and use our device.  Acceptance and use of the device will depend upon a number of factors, including perceptions by members of the health care community, including physicians, about the safety and effectiveness of the device; cost-effectiveness of the device relative to competing products; availability of reimbursement for the products from government or other healthcare payers; and effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any. Because we expect sales of the current product device to generate substantially all of our product revenues for the foreseeable future, the failure of the device to find market acceptance would harm our business and could require us to seek additional financing.

The Company may incur extensive costs to comply with regulatory requirements.  The Company is subject to a variety of regulatory agency requirements in the United States and foreign countries relating to the products that the Company develops. The process of obtaining and maintaining required regulatory approvals and otherwise remaining in regulatory compliance can be lengthy, expensive and uncertain. The FDA inspects manufacturers of certain types of devices before providing a clearance to manufacture and sell such devices, and the failure to pass such an inspection could result in delay in moving ahead with a product or project. The Company is required to comply with the FDA's quality system regulation for the manufacture of medical products.  In addition, in order for the devices that the Company designs to be exported, and for the Company and its customers to be qualified to use the ''CE'' mark in the European Union, the Company maintains EN International Standards Organization (''ISO'') 13485:2003 certification.  This certification, like the quality system regulation, subjects the Company's operations to periodic surveillance audits. To ensure compliance with various regulatory and quality requirements, the Company expends significant time, resources and effort in the areas of training, production and quality assurance. If the Company fails to comply with regulatory or quality regulations or other FDA or applicable legal requirements, the governing agencies can issue warning letters, impose government sanctions and levy serious penalties. In addition, the continued sale of the Company's products may be halted or otherwise restricted. Any such actions could have an adverse effect on the willingness of customers and prospective customers to do business with the Company. In addition, any such noncompliance or increased cost of compliance could have a material adverse effect on the Company's business, results of operations and financial condition.

The Company is dependent on its ability to generate product revenues, and there is no guarantee that the Company will be able to produce such revenues. Our ability to generate product revenues will be diminished if the devices sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement. Our ability to commercialize the devices, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from government and health administration authorities; private health maintenance organizations and health insurers; and other healthcare payors. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products.  Healthcare payors, including Medicare, routinely challenge the prices charged for medical products and services.  Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for patches.  Even if the new product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate to cover such patches.  If government and other healthcare payors do not provide adequate coverage and reimbursement levels for any of the products, the post-approval market acceptance of our products could be diminished.

Risks Relating to Our Common Stock

Disappointing quarterly revenue or operating results could cause the price of our Common Stock to fall.  Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter.  If our quarterly revenue or operating results fall below the expectations of investors or security analysts, the price of our Common Stock could fall substantially.  Our quarterly revenue and operating results may fluctuate as a result of a variety of factors, many of which are outside our control, including:

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the amount and timing of expenditures relating to the rollout of our ActiPatch Therapy products;

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our ability to obtain, and the timing of, additional regulatory approvals;

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the rate at which we are able to attract customers within our target markets and our ability to retain these customers at sufficient aggregate revenue levels;

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the availability of financing to continue our expansion;

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technical difficulties in developing the products or network downtime; and

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the introduction of new services, products or technologies by our competitors and  resulting pressures on the pricing of our service.

We do not intend to pay dividends on our Common Stock in the foreseeable future, which could cause the market price of our Common Stock and the value of your investment to decline. We expect to retain earnings, if any, to finance the expansion and development of our business.  Our Board will decide whether to make future cash dividend payments.  Such decision will depend on, among other things, the following factors:

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our earnings;

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our capital requirements;

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our operating results and overall financial condition; and

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our compliance with various financing covenants to which we are or may become a party.

The market for our Common Stock is thinly traded, which could result in fluctuations in the value of our Common Stock. Although there is a public market for our Common Stock, the market for our Common Stock is thinly traded.  The trading prices of our Common Stock could be subject to wide fluctuations in response to, among other events and factors, the following:

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variations in our operating results;

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sales of a large number of shares by our existing stockholders;

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announcements by us or others;

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developments affecting us or our competitors; and

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extreme price and volume fluctuations in the stock market.

Our Common Stock price is likely to be highly volatile, which could cause the value of your investment to decline. The market price of our Common Stock may be highly volatile. Investors may not be able to resell their shares of our Common Stock following periods of volatility because of the market's adverse reaction to volatility.  We cannot assure you that our Common Stock will trade at the same levels of stocks in our industry or that our industry stocks in general will sustain their current market prices.  Factors that could cause such volatility may include, among other things:

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actual or anticipated fluctuations in our quarterly operating results;

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large purchases or sales of our Common Stock;

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announcements of technological innovations;

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changes in financial estimates by securities analysts;

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investor perception of our business prospects;

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conditions or trends in the medical device industry;

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changes in the market valuations of other industry-related companies;

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the acceptance of market makers and institutional investors of our business model and our Common Stock; and

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worldwide economic and financial conditions.

The Company's Principal Shareholders Own a Majority of the Shares Outstanding and May Control the Company.  Andrew J. Whelan, the President and Chairman of the Board of the Company, owns, directly or indirectly, approximately 49.17% of the outstanding shares of Common Stock.  Through his ownership of securities, Mr. Whelan will be able to substantially impact any vote of the stockholders and exert considerable influence over the Company's affairs.

No Assurance of Liquidity.  There is currently only a limited public market for the Company's Common Stock and there can be no assurance that a trading market will develop further or be maintained in the future.  Such limited public market may affect the stock price of the Company's Common Stock and may lead to potential loss of an investor's interests. One exemption that may be available is Rule 144 adopted under the Securities Act of 1933 (the ''Securities Act''), provided the Company meets the requirements of Rule 144 for available public information. Generally, under Rule 144, any person holding restricted securities for at least one (1) year may publicly sell in ordinary brokerage transactions, within a three (3) month period, the greater of one percent (1%) of the total number of shares of the Company's Common Stock outstanding or the average weekly reported volume during the four (4) weeks preceding the sale, if certain conditions of Rule 144 are satisfied by the Company and the seller. Furthermore, with respect to sellers who are ''non-affiliates'' of the Company, as that term is defined in Rule 144 of the Securities Act, the volume sale limitation does not apply, and an unlimited number of shares may be sold, provided the seller meets certain other conditions enumerated in Rule 144(k), including a holding period of two (2) years. Sales under Rule 144 may have a depressive effect on the market price of the Company's securities and thereby impair the Company's ability to raise capital through the sale of its equity securities.

Investor Warrants and Convertible Notes May Adversely Affect Shareholders and the Company in the Future. The holders of the 3,420,000 investor warrants (the "Investor Warrants") sold in the Private Placement on April 4, 2005 have three (3) years after the final closing to exercise their Investor Warrants, and the holders of the 491,500 agent's warrants (the "Agent's Warrants") issued in connection with the Private Placement on April 4, 2005 will have two (2) years or five (5) years, depending upon the type of Agent's Warrant. On December 8, 2005, the Company issued senior secured convertible 24 month term notes in the aggregate amount of $750,000 to three investors ("the Notes"). The Notes have an 8% coupon, payable on a monthly basis. On August 14, 2006 the Subscription Agreement between the Company and the subscribers listed therein, pursuant to which the Company issued the Notes, was modified (the "Modification and Amendment Agreement") to change the Notes conversion price to $0.18 per share. As a result, the Notes are convertible into 4,166,667 shares of common stock and the Additional Notes (defined below) into 1,388,889 shares of common stock. Pursuant to the terms of the Modification and Amendment Agreement, the Subscribers agreed to accelerate a funding of an aggregate of $100,000 of the Second Closing Purchase Price to the Company. Also, as part of the Modification and Amendment Agreement, accrued interest of $30,000 and liquidated damages of $45,000 through August 14, 2006 will be added to the Notes and converted into 416,666 shares of the Company's Common Stock. The Notes issued are convertible notes at the option of the investors, at a fixed price of $0.18 per share. On December 8, 2005, the Company also agreed to issue senior secured convertible 24 month term notes in the aggregate amount of $250,000 to three investors (the "Additional Notes"). The Additional Notes are identical to the Notes issued on the same date. On August 14, 2006 $100,000 relating to the Additional Notes was received by the Company leaving a balance of $150,000 to be received in the future. For every share of the Company's Common Stock for which the Notes would have been converted into, at the original conversion price (4,000,000 shares) the investors received one class "A" warrant, exercisable within a five-year period from the date of the conversion of the Notes and 1,000,000 class "B" warrants exercisable for 180 days from the date the registration statement is effective. The exercise of the Investor Warrants or the Agent's Warrants may cause dilution in the interests of other shareholders. Further, the terms on which the Company may obtain additional financing during the period any of such warrants remain outstanding may be adversely affected by the existence of these warrants. The holders of the Investor Warrants, the Notes, the Additional Notes or the Agent's Warrants may exercise their warrants at a time when the Company may wish to obtain additional capital through a new offering of shares on terms more favorable.

''Penny Stock'' Rule Limitations.  The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on a national securities exchange or quoted on NASDAQ and an equity security issued by an issuer that has net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for more than three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure document to the investor explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. In addition, as long as the common stock is not listed on a national securities exchange or quoted on NASDAQ or at any time that the company has less that $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the ''Exchange Act''), for non-NASDAQ and non-exchange listed securities. Under that rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share. To the extent that the Company does not meet the exemptions under the Penny Stock Rule, there will be reduced liquidity in the market.

The Company's Articles of Incorporation and Bylaws and Maryland law may discourage a corporate takeover. The Company's Restated Articles of Incorporation (the "Charter") permits the Board of Directors to amend the Charter without stockholder approval to increase the aggregate number of shares of capital stock that the Company has authority to issue or the number of shares of stock of any class that the Company has authority to issue. Thus, our Board could increase the number of authorized shares of Common Stock and issue those shares to a person or persons affiliated with or otherwise friendly to management.

The Maryland General Corporation Law generally provides that "control shares" of a corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the stockholders at a meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. "Control shares" are shares of stock that, if aggregated with all other shares of stock of the corporation previously acquired by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that person, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors within any of the following ranges of voting power: one-tenth or more, but less than one-third of all voting power, one-third or more, but less than a majority of all voting power or a majority or more of all voting power. "Control share acquisition" means the acquisition, directly or indirectly, of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a meeting of stockholders, then, subject to certain conditions, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a meeting of stockholders and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights.

In addition, the Maryland General Corporation Law generally prohibits corporations from being involved in any "business combination" (defined as a variety of transactions, including a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any interested stockholder for a period of five years following the most recent date on which the interested stockholder became an interested stockholder. An interested stockholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% percent or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock. A business combination that is not prohibited shall be recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested stockholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested stockholder, voting together as a single voting group, unless, among other things, the corporation's stockholders receive a minimum price, as defined in the Maryland General Corporation Law for their shares, in cash or in the same form as paid by the interested stockholder for its shares. These provisions will not apply if the corporation's board of directors has exempted the transaction in question or the interested stockholder prior to the time that the interested stockholder became an interested stockholder. In addition, the corporation's board of directors may adopt a resolution approving or exempting specific business combinations, business combinations generally, or generally by type, as to specifically identified or unidentified existing or future stockholders or their affiliates from the business combination provisions of the Maryland General Corporation Law. Our Board has not adopted such provisions.

Although these provisions do not preclude a takeover, they may have the effect of discouraging a future takeover attempt which would not be approved by our Board of Directors, but pursuant to which stockholders might receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Such provisions could also render the removal of the Board of Directors and of management more difficult and, therefore, may serve to perpetuate current management. As a result of the foregoing, such provisions could potentially adversely affect the market price of the Company's Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under ''Prospectus Summary,'' ''Risk Factors,'' ''Management's Discussion and Analysis of Financial Condition and Results of Operations,'' ''Business,'' and elsewhere in this prospectus constitute forward-looking statements.  These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words ''may,'' ''will,'' ''should,'' ''could,'' ''expects,'' ''plans,'' ''anticipates,'' ''believes,'' ''estimates,'' ''predicts,'' ''intends,'' ''potential,'' ''proposed,'' or ''continue'' or the negative of those terms.  These statements are only predictions.  In evaluating these statements, you should specifically consider various factors, including the risks outlined above.  These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our Common Stock by the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market for Common Stock

                Our Common Stock does not currently trade in an established public trading market or on any national securities exchange.  Our Common Stock is currently quoted on the Pink Sheets under the symbol "BIEL”.  We have filed a Form 15c2-11 with the NASD OTC Compliance Unit in an effort to have the shares of our Common Stock quoted on the OTC Bulletin Board if and when the registration statement to which this prospectus relates is declared effective by the Commission.  We cannot provide any assurance that our Common Stock will be quoted on the OTC Bulletin Board or on any securities exchange.

The following table contains information about the range of low and high bid prices for our Common Stock for each of the quarterly periods in 2005 and 2006 based upon reports of transactions on the Pink sheets.

2005
First Quarter	$0.30	$0.60
Second Quarter	$0.28	$0.55
Third Quarter	$0.35	$0.41
Fourth Quarter	$0.23	$0.52

2006
First Quarter	$0.20	$0.41
Second Quarter	$0.17	$0.31
Third Quarter	$0.09	$0.21
Fourth Quarter	$0.07	$0.19

The high and low prices listed have been rounded up to the next highest two decimal places. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Since no public information, including audited financial statements was available about our business, operating results or financial condition during the time the bid prices occurred, the bid prices reflected might not reflect the historical valuation of the Company on a per share basis, nor be an accurate indication of the prices at which shares may be traded in the future, had such information been available.

The market price of our Common Stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control.  If and when our Common Stock is accepted for quotation on the OTC Bulletin Board, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our Common Stock, regardless of our actual or projected performance.  On January 16, 2007, the low and high sales prices of our Common Stock as reported by the Pink Sheets were $0.115 per share and $0.12 per share, respectively.

Holders

As of September 30, 2006, there were 230 holders of record of our Common Stock.

Dividend Policy

We have never declared or paid a cash dividend on our Common Stock.  We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Equity Compensation Plan Information

            The Board of Directors has adopted and our stockholders have approved the BioElectronics Corporation 2004 Stock Incentive Plan, as amended, pursuant to which we may issue shares of Common Stock to our employees, officers, directors and consultants in connection with the grant of stock options, stock appreciation rights, restricted shares, performance shares, and stock bonuses.  The following table contains information about the Stock Incentive Plan as of December 31, 2006:

Plan Category	Number of securities to	Weighted-average	Number of securities
	be issued upon exercise	exercise price of	remaining available for
	of outstanding options,	outstanding options,	future issuance under
	warrants, and rights	warrants, and rights	equity compensation
plans (excluding
securities reflected in
column (a))

	(a)	(b)	(c)
Equity compensation
plans approved by
security holders (1)(2)	4,865,000	$0.32	5,135,000

Equity compensation
plans not approved by
security holders (3)	N/A	--	N/A

Total	4,865,000	$0.32	5,135,000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

General

This discussion and analysis should be read in conjunction with our financial statements and accompanying notes included elsewhere in this prospectus.  This discussion includes forward-looking statements that involve risks and uncertainties.  Operating results are not necessarily indicative of results that may occur in future periods.  When used in this discussion, the words ''believes'', ''anticipates'', ''expects'' and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

Our business and results of operations are affected by a wide variety of factors, as we discuss under the caption ''Risk Factors'' and elsewhere in this prospectus, which could materially and adversely affect us and our actual results.  As a result of these factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

Any forward-looking statements herein speak only as of the date hereof. Except as required by applicable law, we undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

We are a medical device Company that develops and markets products based on our patented ActiPatch Therapy technology.  We have taken proven medical technologies and have made them available in new convenient, cost-effective dermal patches.  By applying advanced microelectronic technology, we have dramatically reduced the size and cost of a clinically proven, widely accepted therapy.  Our ActiPatch Therapy device delivers pulsed electromagnetically field therapy in a self-applied, inexpensive patch.

The Company was incorporated under the laws of the State of Maryland on April 1, 2000.  Since that date the Company has, with limited external funding, reached a number of key regulatory milestones, including the following:

  Received U.S. FDA market clearance to sell its ActiPatch Therapy device for the treatment of edema (swelling) following blepharoplasty (eye surgery);

  Received ISO Certification and CE Mark (European Common Market) Certification for the ActiPatch Therapy device;

  Received Health Canada approval to sell ActiPatch Therapy for the relief of pain and muscoskeletal complaints, without prescription.

Our ActiPatch Therapy technology is applicable across many soft-tissue injury markets.  We have organized our marketing and sales efforts based on product markets.  These business units are comprised of the following:  Repetitive Stress Injuries (carpel tunnel, heel pain, tennis elbow, frozen shoulder), Post-Surgical Wounds (general surgery, cosmetic surgery, and oral surgery), Chronic Wounds (ischemic ulcers, diabetic ulcers, bedsores), and Sports Medicine (sprains, strains, muscle spasms). To date the Company has received U.S. FDA market clearance to sell its ActiPatch Therapy device for the treatment of edema (swelling) following blepharoplasty. FDA clearance will be required to market the product for other uses in the U. S.

To date, we have focused our product development and sales and marketing efforts on the plastic surgery and podiatry markets.  In 2004 we entered into a Supply and Distribution Agreement with Byron Medical, the wholly owned subsidiary of Mentor Corporation.  Byron Medical distributes the Company's products to the plastic surgery market.  It is anticipated that they will begin international sales distribution in 2006, and will accelerate their domestic sales with a focused direct response sales and marketing campaign.

In April 2005, the corporate office relocated to Frederick Innovative Technology Center and increased the staff by two (2) full-time employees.  In February 2006, the Company was the recipient of the Frederick County Incubator Company of the Year Award presented at the annual award event sponsored by the Tech Council of Maryland.

In June of 2005, we opened our Westlake Village, California sales office and commenced direct sales and marketing program.  Initial sales were to augment Mentor's sales efforts to plastic surgeons.  The initial shipments were promoted as evaluation units.  Miscommunication and misrepresentations led many of the surgeon's office staff to conclude that the order were samples resulting in significant bad debt expense.

In October 2005, management decided to have Mentor focus on sales to plastic surgeons and to focus Bioelectronics' sales efforts on the podiatric market.  Initial sales indicate that direct response marketing with a follow on telemarketing is an effective method for sales to podiatric practices.  The Company intends to continue to focus on the podiatric market and has begun to exhibit at state and national podiatry association trade shows.

Also, in October 2005, the Company entered into a distribution agreement with Profoot, Inc. (''Profoot'') to resell ActiPatch Therapy in Canada under its ProFoot brand name.  Profoot anticipates that they will have the product on the shelves in Canada in the summer of 2006 which has been changed to the first quarter of 2007.  Profoot sells and distributes in 47 countries, including the United States.  International sales will be expanded predicated on Canadian sales results.  BioElectronics has regulatory retail market clearance in Canada and the European Common Market.  Additional regulatory approvals, if needed, may be sought for the international market outside of Canada and the European Common Market.  United States retail distribution is predicated on obtaining a specific heel pain market clearance from the United States Food and Drug Administration.

Recent Events

Slim Line Products Launched

In January 2006, we commenced shipping our new Slim Line products to the plastic surgery market.  They are significantly lighter, more flexible and durable than the Company's earlier product models.  The improved design also reduces, in certain applications: the number of units required, provides intuitive use guidance, improves patient compliance and lowers the cost of care.  The Slim Line's product attributes has opened several significant marketing opportunities to embed ActiPatch Therapy into chronic wound dressings, night splints, walkers, ankle braces and other orthopedic devices.  We are actively discussing such applications with the market leaders in each market segment.

Lahey Clinic-Clinical Studies Commenced

In March 2006, the Company and the Lahey Clinic jointly announced a three-year program of clinical trials on a variety of soft tissue injuries and related medical conditions.  The internationally renowned Lahey Clinic of Boston, whose faculty is affiliated with the Medical Schools of Harvard and Tufts, has committed to initiating a number of double-blind clinical studies on ActiPatch in the areas of plastic surgery, orthopedics and chronic wound care.  Results from these clinical trials will be submitted to the Food and Drug Administration for expanded indications for the use of ActiPatch and will be submitted for publication in the appropriate medical journals.

510K Notification Filed

In May 2006, the Company filed a new 510(k) with the Food and Drug Administration for a pre-market notification 90 days prior to the date when the Company proposes to introduce into interstate commerce for commercial distribution a new device, to be known as the ActiPulse™.  The new device is indicated for the adjunctive use in the palliative treatment of post operative pain and edema in superficial soft tissue.  The notification summarizes the Company's request for pre-market approval of the ActiPulse™ device based on its ''Substantial Equivalence'' to the magnetic Resonance Therapy device.  We cannot be sure that the application will be cleared by the FDA on a timely basis, if at all.  In addition we cannot be sure that the product, if cleared for marketing, will ever achieve commercial acceptance.  The FDA approved broader indication of use will open additional marketing opportunities.

Critical Accounting Policies and Estimates

We base our discussion and analysis of financial condition and results of operations on our financial statements which have been prepared in accordance with United States generally accepted accounting principles.  Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates.  By their nature, these judgments are subject to an inherent degree of uncertainty and actual results could differ materially from these estimates.  The Company's significant accounting policies include:

Revenue Recognition

The Company recognizes revenue when a sales agreement has been executed, shipment has occurred and collectibility of the fixed or determinable sales price is reasonably assured.  Orders from distributors are processed upon the receipt of a written purchase order.  Orders from physicians are received by telephone, mail, and fax.  Orders are received and a sales order is created by the Company's Westlake Village, California sales office.  The sales orders are forwarded to the Maryland office, where the product is packed and shipped and invoiced.  The Company automatically extends Net 30 terms to licensed health care professionals without conducting a credit check or requiring collateral.

Accounts Receivable Allowances

The Company provides allowances for expected returns, claims and doubtful accounts based on information provided by the customers, the age of the receivable balances both individually and in the aggregate and estimated return rates.  BioElectronics reevaluates its estimates to assess the adequacy of it recorded accruals for returns, claims and doubtful accounts and adjusts the amounts as necessary.

Stock-Based Compensation

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 148 ''Accounting for Stock-Based Compensation - Transition and Disclosure''. SFAS 148 provides alternative transition methods to companies that elect to expense stock-based compensation using the fair value approach under SFAS 123. While the Company has adopted the disclosure only provisions of SFAS 148, it continued to account for stock-based compensation in accordance with APB No. 25 through December 31, 2005. On January 1, 2006, the Company adopted SFAS No. 123, ''Accounting for Stock-Based Compensation''. The Company will account for the fair value of its grants and options and record a compensation cost against income.

Results of Operations

The following table sets forth our statement operations data for the Nine Months Ended September 30, 2006 compared to the Nine Months Ended September 30, 2005 and the Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 and should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2006	2005	2005	2004
	(Unaudited)	(Restated)	(Restated)
Revenues	$306,776	$251,611	$303,690	$302,002
Cost of Goods Sold	$78,112	$56,328	$141,455	$112,724
Operating Expenses	$1,851,313	$1,229,958	$2,006,445	$960,405
Interest and Other
(Income) and Expense	$363,537	$33,840	$69,843	$21,672
Net Loss	$1,986,186	$1,068,515	$1,914,053	$792,799

Nine months ended September 30, 2006 compared to the nine months ended September 30, 2005

Revenue

Revenue increased to $306,776 in the nine months ended September 30, 2006 compared with revenue of $251,611 for the nine months ended September 30, 2005 an increase of 22%, resulting primarily from sales through our distributor, Wade Williams which had sales of $86,000 in the nine months ended September 30, 2006 compared to none in the prior comparable period.  Currently, the Company is negotiating with a major medical supplies distributor to market and sell its products to plastic and other surgeons and replace the sales previously provided by Byron Medical, Inc. which is no longer a distributor of our products and had sales of $98,000 and $126,000 during the nine months ended September 31, 2006 and 2005, respectively. Should the Company not secure new distributors sales could be significantly impacted.

We anticipate our revenue over the next year to be increasingly derived from direct sales to physicians as we focus on increasing physician awareness of our products through attendance at trade shows and direct advertising through podiatric medical associations.

Allowance for Doubtful Accounts

The Allowance for Doubtful Accounts was $34,615 at September 30, 2006 and $135,506 at September 30, 2005. Bad debt expense for the nine months ended September 30, 2006 was $55 and $135,506 the nine months ended September 30, 2005.

Cost of Goods Sold

Cost of goods sold consists of manufacturing costs, materials, labor and other direct product costs. Cost of goods sold was $78,112 for the nine months September 30, 2006 compared to $56,328 for the nine months ended September 30, 2005. The change in cost is related primarily to tooling costs because of a change in product design.

Operating Expenses

Operating expenses consist of costs related to general and administrative expenses, design and development expense and selling expenses.  Design and development expenses consist mainly of supporting our design team and consulting fees.  General and administrative expenses include all corporate and administrative functions that serve to support our current and future operations while also providing an infrastructure to support future growth.  The major items in this category are management and staff salaries, rent/leases, and professional services.  All costs relating to our registration statement have been expensed. Selling expenses include commissions and salaries, sampling expense, shipping and delivery expenses and travel-related expenses.  We expect general and administrative expenses to increase as a result of increased legal and accounting fees anticipated in connection with our compliance with ongoing reporting and accounting requirements of the SEC if and when our registration is declared effective, and to the extent that we expand our business.

Operating expenses for the nine months ended September 30, 2006 increased $621,355 to $1,851,313 compared to the nine months ended September 30, 2005.

General & Administrative Expense

General and Administrative expenses for the nine months ended September 30, 2006 increased $604,929, over the nine months ended September 30, 2005 primarily due to increased audit fees, consulting fees, legal and professional fees and investor relations fees, all related to the Company’s financing activities.

In April 2005, the corporate office was relocated to the Frederick Innovative Technology Center, a business incubator, located on the campus of Hood College in Frederick, Maryland.  We expect that general and administrative expenses will increase in 2007 when we relocate to a larger facility to accommodate our shipping and order fulfillment space requirements and add additional sales staff.  Additionally, a portion of the expected increase in 2006 compared to 2005 will be attributable to our January 1, 2006, adoption of Financial Accounting Standard Board Statement No. 123R, Share Based Payments.

Design & Development Expenses

For the nine months ended September 30, 2006, design and development costs were $257,515 compared to $63,256 in the previous comparable periods. These costs consist primarily of expenses for personnel, consultants and the employment in June 2005 of a Vice President of Design and Development.

Selling Expenses

For the nine months ended September 30, 2006, selling expenses decreased $177,833 over the amount for the nine months ended September 30, 2005 due the reduction in our Southern California sale force and a decrease in sampling expense. We anticipate that sales and marketing spending will continue to increase in absolute dollars as a result of higher consultant commissions from increased sales, higher expenditures on promotional materials, sampling expenses and travel costs related to exhibiting at trade shows and podiatric conferences nationwide, and additional investments in the sales, marketing and support staff necessary to market our products.

Interest and Other Income and Expense

Interest expenses for the nine months ended September 30, 2006 increased $338,276 over the amount for the nine months ended September 30, 2005 of $23,914. The increase is attributable to interest on stockholder loans and the amortization of deferred financing costs that relate to the warrants that were part of debt financing. Other income and expenses was not significant.

The year ended December 31, 2005 compared to year ended December 31, 2004

Revenue

Revenue increased to $303,690 for the year ended December 31, 2005 compared to revenue of, $302,002 for the year ended December 31, 2004. All the sales to MaxMed to date have been for ActiPatch units that are being embedded into MaxMed's branded PedAlign custom foot orthotic.

We anticipate our revenue over the next year to be increasingly derived from direct sales to physicians as we focus on increasing physician awareness of our products through attendance at trade shows and direct advertising through podiatric medical associations.

Allowance for Doubtful Accounts

Our bad debt expense for the year ended December 31, 2005 was large because, we included in revenue units that were sold for evaluation purposes and at a discount. We expected to be paid for them. When we realized we were not going to be paid for the units we wrote off the receivable as a bad debt. The practice of selling evaluation units has been discontinued.

Cost of Goods Sold

Cost of goods sold consists of manufacturing costs, materials, labor and other direct product costs. Cost of goods sold was $141,455 for the year ended December 31, 2005 compared to $112,724 for the year ended December 31, 2004, an increase of $29,181 or 21%. The increase in cost is for design change of the product, new tooling, ISO costs and the write-off of older model inventory.

Operating Expenses

Operating expenses have historically consisted of costs related to general and administrative expenses, design and development expense and selling expenses. Design and development expenses have consisted mainly of supporting our design team and consulting fees. General and administrative expenses include all corporate and administrative functions that serve to support our current and future operations while also providing an infrastructure to support future growth. The major items in this category are management and staff salaries, rent/leases, and professional services. All costs relating to our registration statement have been expensed. Selling expenses include commissions and salaries, sampling expense, shipping and delivery expenses and travel-related expenses. We expect general and administrative and expenses to increase as a result of increased legal and accounting fees anticipated in connection with our compliance with ongoing reporting and accounting requirements of the SEC if and when our registration is declared effective, and to the extent that we expand our business.

Operating expenses increased from $960,405 for the year ended December 31, 2004 to $2,006,445 for the year ended December 31, 2005, an increase of $1,046,040.

General & Administrative Expense

General and Administrative expenses for the year ended December 31, 2005 were $1,103,896 compared to $695,058 for year ended December 31, 2005, an increase of $408,838 or 59%. The increase related primarily to a $135,000 increase in accounting and legal fees associated with the convertible note financing and SEC SB-2 filing, an additional $20,000 spent on investor relations, $77,000 increase in bad debt expense, and $83,000 in increased spending associated with office equipment and supplies (computers, software, furniture), and rent expenses.

In April 2005, the corporate office was relocated to the Frederick Innovative Technology Center, a business incubator, located on the campus of Hood College in Frederick, Maryland. We expect that general and administrative expenses will increase in 2007 when we relocate to a larger facility to accommodate our shipping and order fulfillment space requirements and add additional sales staff. Additionally a portion of the expected increase in 2006 compared to 2005 will be attributable to our January 1, 2006, adoption of Financial Accounting Standard Board Statement No. 123R.

Design & Development Expenses

For year ended December 31, 2005, design and development costs were $210,156 compared to none in the prior year. These costs consist primarily of expenses for personnel, consultants and the employment in June of 2005, of a Vice President of Design & Development.

Selling Expenses

Sales and marketing expense for the year ended December 31, 2005 were $692,393 compared to $265,347 for the year ended December 31, 2004, an increase of $427,046 or 161%. This increase is related primarily to the establishment of our Westlake Village, California sales office in June 2005 and staffed with four full time direct telephone sales agents, a sales manager, a graphic artist, and the President of the Orthopedic Division. The office is also occupied by our Design and Development personnel. Sales salaries and commission expense for the Westlake Village office was $412,724. The amount expended on travel increased by $32,685. Increased costs were incurred in the training and sales support for sales representatives.

We anticipate that sales and marketing spending will continue to increase in absolute dollars as a result of higher consultant commissions from increased sales, higher expenditures on promotional materials, sampling expenses and travel costs related to exhibiting at trade shows and podiatric conferences nationwide, and additional investments in the sales, marketing and support staff necessary to market our products.

Interest and Other Income and Expense

Interest and other Expenses for the year ended December 31, 2005 increased to $69,843 from $21,672 in 2004, an increase of $48,171. The increase is attributable to interest on stockholder loans and the amortization of deferred financing costs that relate to the warrants that were part of debt financing.

Financial Condition, Liquidity and Capital Resources

Our financial condition improved in December 2005, when we sold $750,000 fixed rate, senior secured convertible 24 month term notes (the ''Notes'') that bear interest at 8% per annum with monthly interest only payments starting on the six month anniversary in cash or by the conversion of such Principal amount and interest into Common Stock at the option of the Company.  On September 8, 2006, the Company will begin making monthly principal payments of $46,875 and interest payments of approximately $4,000.  The subsequent interest payment will decline as the principal is reduced.

Also, on December 8, 2005, the Company agreed to issue $250,000 fixed rate, senior secured convertible 24 month term notes (the ''Additional Notes'') that bear interest at 8% per annum with monthly payments starting on the six month anniversary in cash or by the conversion of such Principal amount and interest into Common Stock at the option of the Company. Such Additional Notes are identical to the Notes issued on the same date, and the issuance and conversion of such Additional Notes shall be completed upon the effectiveness of the Registration Statement. Such Additional Notes are not contingent to any other conditions, and the right to issue and convert these Additional Notes is in the control of the Company.

On August 14, 2006 the Subscription Agreement between the Company and the Subscribers listed therein, pursuant to which the Company issued the Notes, was modified ("the Modification and Amendment Agreement") to change the Notes conversion price to $0.18 per share.  As a result, the Notes are convertible into 4,166,667 shares of common stock and the Additional Note into 1,388,889 shares of common stock. Pursuant to the terms of the Modification Agreement, the Subscribers agreed to accelerate a funding of  of $100,000 of the Second Closing Purchase Price to the Company. Also, as part of the Modification and Amendment Agreement, liquidated damages through August 14, 2006 were added to the Notes

Sources, Uses and Cash Requirements

As of  September 30, 2006 the Company had $64,000 in cash.

Since our inception in 2000, our operations have never been profitable and we have an accumulated deficit of approximately $5.3 million as of September 30, 2006. Our operations have been financed through private placements of our common stock and debt. The Company has raised $2,197,000 though the private placements of equity and $1,000,000 through the sale of convertible debentures. These sources have provided an adequate supply of capital to fund the Company's development and growth. The Company expects that the supply and cost of capital from these sources shall be stable in the foreseeable future.

Cash requirements are driven by three primary factors: production/inventory, hiring of sales representatives and legal fees associated with patent and regulatory requirements. Cash required for product inventory is a function of sales orders. The time to produce products is typically four weeks or less which mitigates the need to build up costly inventory. Sales representatives are hired either as external (commission only) representatives or hired internally only after certain sales targets are met for existing internal sales representatives. Legal fees for patents and regulatory compliance are based on the amount of new product design and are predictable for the short term.

Based on our projection of revenue, expenses and capital expenditures, management believes a minimum capital raise of $1,000,000 will be required in 2006. Additional capital raises will be pursued to allow the Company to accelerate our market and product development efforts. Until we can generate significant cash from our operations, we expect to continue to fund our operations primarily from the proceeds of offerings of our equity securities and convertible debt.

As of December 31, 2005 the Company has $191,281 in short term convertible notes payable, $74,621 in short term related party notes payable, $562,500 in long term convertible notes payable and $298,904 in long term related party notes payable.

BUSINESS

General

The Company designs, develops and markets a variety of proprietary, drug-free, anti-inflammatory patches for a broad range of medical indications.  The Company's patch products, which are marketed under the trade name ActiPatch Therapy, deliver pulsed electromagnetic field therapy, a clinically-proven and widely-accepted anti-inflammatory and pain relief therapy.  Prior to the introduction of the Company's products, this therapy had only been offered through large office or hospital-based equipment.  The Company believes pulsed electromagnetic energy therapy will increasingly be used as an alternative or adjunct to many wound care therapies because it relieves pain and swelling, shortens or halts the inflammatory phase, accelerates tissue healing, minimizes the appearance of scars and increases the strength of regenerated tissue. To date, the Company has focused its product development efforts on the plastic surgery and podiatry markets, and has established a new-product pipeline that includes products for the treatment of the following medical indications:

Repetitive Stress Injuries	Plastic and Cosmetic Surgery
Heel Pain	Breast Augmentation
Carpal Tunnel	Blepharoplasty
Tennis Elbow	Rhinoplasty
Frozen Shoulder	Facial Surgery
Tummy Tucks
Liposuction

Chronic Wounds	Low Back Pain
Ischemic Ulcers	Sprains
Diabetic Ulcers	Strains
Bed Sores	Muscle spasms

Surgery	Other Sprains and Strains
General Surgical Procedures	Ankle
Oral Surgery	Knee
Wrist

Pulsed electromagnetic energy therapy is a proven and robust technology platform. Physicians and therapists around the world have used pulsed electromagnetic therapy successfully for approximately 70 years to effectively treat soft tissue injuries from surgical incisions and accidental wounds, sprains, strains and other inflammatory responses. The prohibitive costs of the cabinet-sized pulsed electromagnetic machines that are currently available and used in the marketplace, coupled with the need for daily treatment administered by medical professionals, have restricted widespread adoption of pulsed electromagnetic energy therapy. The Company believes its ActiPatch Therapy products, which deliver a dosage of pulsed electromagnetic energy in dermal patches as small as 2.5 cm X 4.0 cm, is superior to the therapy delivered by the much larger machines in use today.

The Company's products are designed to meet the market demand for an effective, inexpensive therapeutic agent for the estimated $10 billion, 400 million-case-per annum soft tissue injury market.  The Company believes its products offer the following competitive advantages:

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Easy to use

•

Noninvasive relief of pain and swelling

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Drug-free and clinically proven

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Inexpensive, only a few dollars a day

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Therapeutically beneficial

The therapy has been used by physicians, therapists and athletic trainers around the world for approximately 70 years. We have received U.S. Food and Drug Administration (the ''FDA'') approval for the treatment of edema (swelling) following blepharoplasty.  We have also received Health Canada approval to sell the product over the counter for the relief of muscoskeletal pain and inflammation and CE Mark (European Common Market) approval for over the counter sales.

The Company was incorporated under the laws of the State of Maryland on April 1, 2000.  Since that date, the Company has, with only limited external funding, reached a number of key milestones, including the following:

•

Received U.S. FDA market clearance to sell its ActiPatch Therapy device for the treatment of edema (swelling) following blepharoplasty (eye surgery);

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Received ISO Certification and CE Mark Certification for the ActiPatch Therapy device;

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Received Canadian approval to sell ActiPatch Therapy for the relief of pain and muscle skeletal complaints, without prescription. Initial Canadian reimbursement approvals are starting to come in;

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Executed key international and domestic sales and distribution agreements;

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Established an internal direct response sales and marketing operation;

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Executed an agreement with a major over-the-counter foot care manufacturer and distributor to sell and market our retail foot care products;

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Initiated the adoption of its ActiPatch Therapy products by a number of professional sports teams;

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Established and maintained an intellectual property portfolio covering both the product design, medical use and the energy signal; and

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Established a 3-5 year pipeline of new products for the treatment of sports injuries, bone fractures, pain, chronic wounds, skin conditions and arthritis.

Strategy

The Company's long-term business strategy is to become a leader in accelerated wound and soft tissue injury healing products used in a wide variety of medical and surgical specialties and procedures. The following are key elements of the Company's business strategy:

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Broaden ActiPatch Therapy Product Line and Target Specific Product Applications.  The Company will continue to expand its ActiPatch Therapy product line by leveraging its proprietary pulsed electromagnetic energy therapy technologies to create new and unique product configurations for specific medical and surgical procedures in which soft tissue injuries must be treated or repaired.  The Company believes, by developing products to address specific medical applications, its sales and marketing processes will be simplified, the levels of efficacy of its products will be increased and the Company will be able to include with its product packaging more specific directions for usage and, if required, an explicit affixing accessory.

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Emphasize Clinical Advantage.  The Company will focus on developing products that enable medical or surgical procedures to be more clinically effective by reducing patient risk and accelerating tissue healing.

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Develop Physician Relationships.  The Company's marketing and sales strategy emphasizes the establishment of strong working relationships with physicians, surgeons and other medical personnel in order to assess and satisfy their needs for products and services. The Company intends to sponsor both domestic and international training sessions to educate physicians and surgeons in the use of the Company's products. The Company expects that as these relationships develop and as use of the Company's ActiPatch Therapy products becomes more widespread, surgeons will develop additional uses for the products. The Company is also thinking of developing relationships with one or more distributors to increase sales of the ActiPatch Therapy products.

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Reduce Product Costs.  The Company will seek to design and develop cost competitive products that have significant clinical advantages. In addition, the Company will continue to improve its manufacturing processes to achieve decreases in per-unit product cost while maintaining the highest level of quality assurance and physician satisfaction.

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Increase International Market Presence.  The Company intends to expand and strengthen its distribution network to increase its international physician training and marketing activities and to promote the acceptance of the Company's core technologies and products in markets outside the United States. Initially, the Company will seek to accelerate its expansion into the European retail market as funding and new products become available.

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Direct Consumer Marketing.  The Company intends to increase acceptance and demand for its ActiPatch Therapy products in the United States by seeking increased physician product acceptance and simplifying its product offerings through the development of disease-specific applications as discussed above, seeking product sponsorship or endorsements by leading professional sports teams and organizations, and through focused advertising to launch its U.S. retail operations.

Products

The Company's ActiPatch Therapy products are convenient and portable, and provide a full course of anti-inflammatory therapy for generally less than $50.00. The ActiPatch Therapy products combine a miniaturized microchip, power source and antenna in a soft, flexible outer envelope.  When applied to the body, these devices deliver a pulsed radio frequency signal into the body on a 27 MHz frequency wave that induces a low frequency electromagnetic field to damaged cell tissue.  The pulsating action increases fluid flow to the damaged cells and helps to restore the cell's normal resting potential (-70mV), thereby minimizing the production of chemical pain signals and inflammatory agents and reducing swelling and its consequent pain. Optimum therapy is achieved by flexing the antenna in the device so that the device conforms to the contour of the injured tissue and directs the energy directly into the damaged cells.   The ActiPatch Therapy products are designed to:

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Provide portable, disposable and noninvasive relief of pain and swelling;

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Shorten or halt the inflammatory phase of an injury;

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Reduce edema (swelling) and pain;

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Restore cell-to-cell communication and thus accelerate tissue healing;

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Minimize the appearance of scars;

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Increase the strength of the regenerated tissue; and

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Improve lymphatic flow, thus resulting in the reduction of bruising and the improvement of the wound.

The Company believes its ActiPatch Therapy products are well positioned to address the need for an effective, low-cost, therapeutic agent that reduces pain, swelling and recovery time in soft tissue injuries (including surgical incisions, dental incisions, sprains and strains).

The Company has developed, or is designing and/or developing, a full line of bioelectrical products based upon the core electromagnetic technology contained in its existing ActiPatch Therapy products.  There are a substantial number of clinically-proven pulsed electromagnetic energy medical applications that address specific diseases that the Company believes can be miniaturized and optimized by modifying the following features of the ActiPatch Therapy device:  (a) size, shape, weight and color of the housing, (b) basic shape of the antenna, (c) the area and depth of therapeutic coverage of the products, (d) treatment duration, (e) method of product attachment to the patient (i.e. tape, wraps, pads, neoprene braces, adhesives, etc.) and (g) price.  New product development and improvements will focus on product costs and effective marketing and distribution strategies.

Technological and Clinical Evidence of Effectiveness

It is now widely accepted in the fields of orthopedics, sports and physical medicine, plastic surgery and chronic wound care, that pulse electromagnetic therapy exerts a wide range of beneficial effects.  More recently, with the development of inexpensive, self-administered micro technology, other branches of medicine have begun to recognize and utilize the curative benefits of radio-frequency therapy. More than 500,000 patients with chronically un-united fractures have benefited from this surgically non-invasive method without risk, discomfort or the high costs of operative repair.  Many of the athermal bio-responses, at the cellular and sub-cellular levels, have been identified and found appropriate to correct or modify the pathologic processes for which pulsed electromagnetic therapy is being used.

When the body receives an injury during surgery, or from trauma such as a sprain, the danger of infection is minimal. Nevertheless, the body will respond to the injury to prevent an infection by swelling, which separates the cells to prevent the transmission of infection.  This response is known as the ''inflammatory process'' and consists of a rapid onset tissue destruction phase, followed by a longer duration tissue repair phase. The initial destruction phase is evidenced by redness, heat, swelling and pain in the tissue. To enhance the healing of non-infected injuries, the therapeutic goal of the ActiPatch Therapy products is to induce the tissue to rapidly pass through, or by-pass, the tissue-damaging phase of the inflammatory process and move to the tissue repair mode.

Sales and Marketing Strategy

The Company believes its products represent a technical breakthrough at market disruptive prices. Existing ActiPatch Therapy products generally costs less than $50, compared to costs that often exceed $3,000 for other treatment alternatives. Given the diversity and size of the market opportunity, and the relatively high level of customer interaction that is typically required in the initial sales efforts to describe the benefits and proven success of pulsed electromagnetic energy therapy, management believes it is beneficial to use established, well-positioned sales organizations to sell its products.  The Company currently sells and markets its products primarily through third-party distributors.  The Company believes it will be able to expand its direct sales and marketing efforts, which it will seek to coordinate with the efforts of its third-party distributors. The key markets that the Company has identified for its ActiPatch Therapy products are:

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Physicians' specialties, including plastic surgery centers, orthopedics, general surgery and other surgeons, podiatrists, chiropractor clinics and oral surgeons;

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Hospitals;

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Extended care facilities (including nursing homes and rehabilitation centers); and

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Home health care providers.

Marketing to Resellers.  The Company also solicits specialty medical device and pharmaceutical manufacturers to market and sell its ActiPatch Therapy products.  The Company believes manufacturers with existing medical specialty product lines, and a trained sales force looking for new products, are ideal distributors. In addition to providing credibility, rapid customer access and a low-cost sales force, existing manufacturers have the potential to provide swift dominance in their market segments and cross market fertilization. The Company anticipates that the general and other surgery markets will develop as plastic surgeons increase their use of its ActiPatch Therapy products and expose these products to the surgeons and other medical practitioners with whom they work.

In the second quarter of 2004, the Company entered into a three-year supply and distribution agreement with Byron Medical, a subsidiary of Mentor Corporation, pursuant to which Byron Medical has agreed to market and sell on an exclusive basis, the Company's ActiPatch Therapy products worldwide, through its sales representatives, to plastic surgeons.  Mentor Corporation is a $600 million medical device company that includes among its customers the leading suppliers of medical products and technology to plastic surgeons.

The Company trains and supports the sales representatives and international agents of its distributors, including Byron Medical, in order to maximize market penetration. The Company plans to design motivational incentives to assist account managers in their efforts to maintain field attention, heighten enthusiasm among representatives and agents regarding the success of the product, and insure continued focus on the presentation and distribution of the Company's products.

During June 2005 the Company entered into a distribution agreement with MaxMed Technologies, Inc. ("MaxMed") for the payment of $300,000 in the form of a Note that has been fully reserved and no revenue recognized from the transaction. Under the terms of the transaction MaxMed was granted the exclusive United States sales and marketing rights for two years to the Custom Foot Orthotic Market which includes (a) licensed podiatrists who sell or could be candidates to sell Products at retail to their patients or clients and (b) hospitals, clinics, physical rehabilitation facilities, nursing homes, home healthcare dealers and other healthcare facilities under the direction or supervision of licensed podiatrists or other health care professionals who sell or could be candidates to sell Products at retail to patients, guests or clients of those facilities. Additionally, the agreement is conditioned on MaxMed's promotional commitment undertaking and minimum annual purchases for each contract year.

Marketing Directly to Physicians' Offices.  The Company plans to directly solicit targeted physicians and other medical care providers by mail and to combine direct response marketing with print advertising and active participation at medical shows and conferences. The impact of these concurrent and consecutive promotional thrusts will be managed and absorbed through a comprehensive Customer Relationship Management (CRM) telemarketing strategy designed to yield the maximum return from the advertising and promotional market blitz. The Company is negotiating with several pharmaceutical direct marketing organizations to assist it in establishing these marketing efforts.

As part of its efforts to directly market its ActiPatch Therapy products to physicians and other medical care providers, the Company provides "Sample Packs" consisting of six units for testing. The cost of these sample packs is recorded as a Marketing Expense.

Marketing to Hospitals.  Management believes the hospital market represents the broadest and deepest long-term potential source of revenue for the Company's ActiPatch Therapy products. The Company believes the therapeutic properties intrinsic to an ActiPatch Therapy device have application across multiple clinical departments throughout all acute care institutions.  The Company also believes the ability to accelerate healing through the repair of damaged cells will be an invaluable asset within the surgical suite because it will reduce pain and the incidence of post-operative infections, minimize scarring and permit a safe, early discharge of surgical patients.  In addition, the financial implications of the adoption of ActiPatch Therapy within the operating room could have ramifications on the escalating costs associated with surgery.  The Company also anticipates that its ActiPatch Therapy products will have extensive application within the emergency room and other institutional departments as a remedy for sprains, strains, fractures and lacerations.  The Company believes its ActiPatch Therapy products for acute care as well as its planned new advanced wound care products, will have universal appeal throughout the hospital environment, due to their ability to combat the endemic and costly problem of pressure sores.

Marketing to Extended Care Customers.  Nursing homes and home health care providers are separate markets that will ultimately require distinct channels for the distribution of the Company's ActiPatch Therapy products. However, they share common tissue management characteristics that, for strategic planning, align them for analysis, specific tactics and coordinated implementation.

For example, bedsores or pressure ulcers develop on patients who, due to illness or immobility, require prolonged bed or wheelchair restriction. The prevalence of the decubitus ulcer problem, along with its associated costs, is an ongoing dilemma in both nursing homes and home health care that has not been solved by an inexpensive and effective therapy.

It is the Company's intention to market its products directly to nursing homes. The Company anticipates that the adoption and use of its products by the large nursing home chains and hospital-based nursing homes will create an increased awareness of, and demand for, its products throughout the independently owned nursing homes.

The Company plans to channel the distribution of its ActiPatch Therapy products in the home health care segment through a regional network of dealers and distributors in order to directly supply the user patient. The Company has not yet entered into any agreements with respect to the distribution of its products to the home health care segment.

International Marketing.  On September 29, 2004, TUV Rheinland, N.A., a recognized regulatory body for ISO Certification, notified the Company that it had successfully completed a compliance audit for ISO 13485 Medical Devices, and that the CE Mark for the ActiPatch Therapy device has been recommended for approval.  The Company subsequently received the approval and began shipping ActiPatch Therapy products to Byron Medical's international distributors. The Company believes the European Union is an open market for the Company's innovative use of electromagnetic therapy due in part to Europe's classification of the device and familiarity and extensive use of the traditional electromagnetic therapy apparatus.

The Company has also received regulatory approval under the Canadian Medical Devices Conformity Assessment System to sell its ActiPatch Therapy device in Canada.

Manufacturing Process

The Company's ActiPatch Therapy products currently are manufactured by third-party subcontractors. BioElectronics does not currently have any agreements with any manufacturing subcontractors.  Purchase orders are issued for each production batch.  Although a certain degree of control is sacrificed by sub-contracting the manufacturing process, management believes it can adequately control the quality and flow of the product, and BioElectronics remains responsible for manufacturing defects under International Organization for Standardization (ISO) requirements.

The ActiPatch Therapy products are manufactured in two stages:

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Surface Mount Technology (SMT): The central operating component of the devices is a small custom microchip that controls the timing functions and the pulsed, high frequency electromagnetic field. Manufacturing of this microchip involves the computer automated assembly and testing of sub-miniature electronic components on a circuit board. Many surface mount manufacturers can provide the electronic components necessary to manufacture the microchip. Batch production of the product takes approximately six to eight weeks. The Company anticipates it will develop a preferred vendor relationship with a surface mount technology assembler to inventory components.

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Encapsulation: The second stage of the manufacturing process entails laminating the electronics board in plastic and onto a foam backing.

Once the product is assembled, it is labeled and packaged at an FDA-approved facility in stackable cardboard boxes, together with the appropriate wipes and adhesive pads. The Company issues purchase orders to subcontractors to direct the manufacturing of its ActiPatch Therapy products in compliance with the FDA's Good Manufacturing Procedures and ISO 13485 Medical Devices quality standards. The Company's Director of Engineering is responsible for overseeing compliance with these standards.  See ''Regulatory Environment'' below.

The Company believes it has made significant progress in improving its product and reducing the cost of manufacturing.

Patents and Intellectual Property

Throughout its existence, the Company has aggressively created and developed intellectual property in the medical device field. The Company acquired 44 patents that now have expired. Instead of filing for FDA regulatory delay patent extensions, the Company opted to file new patent applications to cover its technological improvements, fixing and delivery methods, and medical treatment procedures. The Company has approximately 150 new patent claims pending. We have filed in the United States, the European common market, Canada, and the other major European markets such as Japan, South Korea, Mexico, Australia, etc.

The Company relies upon a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its rights to any intellectual property it creates.  Any infringement of the Company's proprietary rights could result in significant litigation costs, and any failure to adequately protect the Company's proprietary rights could result in its competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Despite the Company's efforts to protect its proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection.  In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.  Attempts may be made to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Accordingly, the Company may not be able to prevent misappropriation of its technology or deter others from developing similar technology. Furthermore, policing the unauthorized use of the Company's products is difficult. Litigation may be necessary in the future to enforce the Company's intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm the business of the Company.

The Company has filed new patent applications in the United States and with the World Intellectual Property Organization for the Company's recent product improvements, and it intends to file additional patent applications on various technologies in the United States and elsewhere. The Company cannot assure you that any patent will be issued from any pending application. Furthermore, the Company cannot assure that any patent that has been, or may be issued, covers or will cover its products or those it intends to sell. Moreover, the Company cannot assure that any patent that has been issued, or will be issued, will not be reexamined by the United States Patent and Trademark Office or held invalid for any of a variety of reasons.

The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies and in various jurisdictions that are important to the Company's business. Any claims asserting that the Company's products infringe or may infringe proprietary rights of third parties, if determined adversely to the Company, could significantly harm its business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of the Company's technical and management personnel or cause product shipment delays, any of which could significantly harm its business.  The Company is not involved in litigation regarding any of its patents, nor is the Company aware of any third-party infringement of any patents or other intellectual property.

Regulatory Environment

A significant factor in the production and marketing of the Company's ActiPatch Therapy products, and in its research and development activities, is regulation by the applicable governmental authorities in the United States, including the FDA, and those in other countries in which the Company distributes or intends to distribute its products. These regulatory agencies must approve the Company's products before the Company can market them in the applicable regions. Over the past few years, the FDA's Center for Devices and Radiological Health (the division of the FDA that regulates medical devices in the United States) has become more flexible in the approval process of medical devices. The FDA typically categorizes medical devices into three regulatory classifications subject to varying degrees of regulatory control:

CLASS I:

Subject to the least regulatory control. Requires compliance with labeling and record keeping regulations.

CLASS II:

Subject to performance standard and other general controls.

CLASS III:

Requires clinical testing to assure safety and effectiveness. Subject to other general controls.

The Company's ActiPatch Therapy products are Class III devices and are subject to a pre-market notification process pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act. This section requires that the introduction of new products into the market, or the modification of existing products that could significantly affect the safety or effectiveness of the device, be preceded by a 510(k) notification to the FDA. The notification must contain information that establishes that the product is as safe and effective as an existing device that is legally marketed. The company that has filed the application will be granted clearance to market the product once the FDA has made this determination. The FDA generally makes this determination within ninety (90) days after receipt of the notification based on the information submitted by the applicant.

The FDA also regulates the processes and facilities used to manufacture medical devices and related products. In order to market devices and products that are approved by the FDA, the manufacturer's quality control and manufacturing procedures must conform to the FDA's Good Manufacturing Practice (GMP) regulations. The GMP regulations cover the design, packaging, labeling and manufacturing of medical devices. The Company must consistently spend the necessary time and resources in all areas of production and quality control to ensure full technical compliance with all FDA regulations.

The Company's ActiPatch Therapy products are also subject to foreign regulatory approval before they may be marketed abroad.

Any changes in the laws and regulations, or new interpretations of existing laws and regulations, may have a significant impact on the Company's methods of operation and its costs of doing business. There can be no assurance that future regulatory, judicial and legislative changes in the United States or any other territory in which the Company's ActiPatch Therapy products are marketed will not have a material adverse effect on the Company.  There can be no assurance that regulators or third parties will not raise material issues with regard to the Company or its compliance or non-compliance with applicable regulations or that any changes in applicable laws or regulations will not have a material adverse effect on the Company and its business.

Medicare Reimbursement

The Center for Medicare & Medicaid Services (CMS) recently approved electromagnetic therapy for reimbursement under CIM 35-102 covering chronic Stage III and Stage IV pressure ulcers (bedsores), arterial ulcers, diabetic ulcers and venous stasis ulcers. Reimbursement is effective as of July 6, 2004 under the Health Care Procedural Coding System's (HCPCS) code G0329, with reimbursement levels dependent on geography and facility type.

The Company believes that approval from the CMS provides:

•

Financial benefits to the users of its ActiPatch Therapy products;

•

Greater likelihood of institutional acceptance of the use of electromagnetic therapy in outpatient, hospital and skilled care (i.e. nursing home) facilities;

•

Potential inroads with commercial insurance carriers to approve reimbursement for non-Medicare/Medicaid insured programs; and

•

Increased opportunity to petition CMS in the future for reimbursement approval of other electromagnetic therapies and applications.

Competition

The medical device industry is highly competitive. On a broad therapeutic scale, the Company's ActiPatch Therapy products compete with pharmaceutical products and other medical devices used or useful in the care and treatment of wounds and other soft tissue injuries. The intended use of the ActiPatch Therapy device is adjunctive to standard wound care treatments such as dressings, antibiotics and topical agents. In that sense, the ActiPatch Therapy device does not compete directly with these existing products. However, companies that market complex dressings (including the ConvaTec subsidiary of Bristol-Myers Squibb Co., which sells DuoDerm; the 3M Company, which sells Tegader; and Smith & Nephew PLC, which sells OP-Site) may view the Company's ActiPatch Therapy product as a competitor due to the fact that it is designed to shorten treatment time for wounds and reduce the use of complex dressings.

The categories of existing electrotherapeutic products are as follows:

•

Transcutaneous Electrical Nerve Stimulators (''TENS'');

•

Muscle Stimulators Microcurrent Stimulators (''MENS'');

•

Ultrasound devices;

•

Non-fusion electromagnetic bone therapy devices;

•

Short-wave diathermy; and

•

Pulsed short-wave diathermy.

These devices are generally used to: (i) control acute and chronic pain; (ii) decrease joint contracture; (iii) facilitate fracture healing, muscle re-education and tissue healing; (iv) minimize disuse atrophy; (v) reduce edema and muscle spasm; and (vi) strengthen the muscle.

Manufacturers of medical devices represent the most direct form of competition for the Company since these companies typically have established manufacturing and distribution processes for their products. However, no single entity has established a commanding market share position within the electromagnetic or electro stimulation therapy markets. In addition, the technical nature of the ActiPatch Therapy device presents a strong limitation for direct competition and entry into the market.

Specific medical device companies that provide electromagnetic therapies similar to those offered by the Company include DiaPulse Corporation of America, ADM Tronics, Inc., Biomedical Design Instruments and CuraTronic, Ltd.  However, these companies offer larger, fixed facility-dependent devices rather than the small,  portable devices offered by the Company. The Company believes the competitive advantages of its ActiPatch Therapy products include their size, ease of use, the ability to self administer therapy, cost and distinct healing benefit, combined with their ability to provide pain relief.

Employees

On July 1, 2005, the Company entered into a co-employment agreement with Administaff, Inc.  Administaff, Inc. delivers personnel management services and assumes or shares many of the responsibilities of being an employer.  In addition, Administaff, Inc. provides our employees with a wide array of value-added benefits and services.   At December 31, 2005, the Company had an aggregate of three full-time employees at its headquarters in Frederick, Maryland, two employees at its design and production office in Murrieta, California, and eight employees in its orthopedic sales group in Westlake, California.  None of the Company's employees is represented by a labor union and the Company considers its relationships with its employees to be good.

Property

The Company recently relocated its corporate headquarters to 401 Rosemont Avenue, 3rd Floor Rosenstock Hall, Frederick, Maryland 21701. The premises on which this office is located are owned by the Frederick Innovative Technology Center, Inc.  The term of the lease expired on March 4, 2006 and the current rent is $900 per month.  The lease term has been automatically extended for a six month period.

The Company maintains a design and production office located at 41120 Elm Street, Building H, Murrieta, California 92562 pursuant to a lease agreement between the Company and Madison CommercCenter-A,  LLC. The term of the lease expires on March 30, 2006, thereafter the property will be occupied on a month-to-month basis. The current rent for the facilities is $550.00 per month

The Company maintains a direct response orthopedic sales office at 31255 Cedar Valley Drive, Westlake, California. pursuant to a lease agreement between the Company and Westlake Plaza Business Park, LLC.  The term of the lease expires on March 14, 2007 and the current rent for the facilities is $3,430.80 per month.

Legal Proceedings

On May 18, 2006 a legal action was brought by a former employee against the Company, PAW, LLC and Andrew J. Whelan, the Company's major shareholder and Chief Executive Officer, claiming that he is owed an additional 900,000 shares of common stock of the Company. In the opinion of management, this matter will not have a material adverse impact on the Company's financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

Information about those persons who were serving as an executive officer or a director of the Company as of December 31, 2006 is provided below:

Name	Age	Position
Andrew J. Whelan	64	Chairman and President
Lawrence H. Rosen	64	Chief Financial Officer and Secretary
Brian M. Kinney, M.D.	50	Director
Ashton Peery	54	Director
Douglas Watson	60	Director
Mary Whelan	55	Director
Richard Staelin, Ph.D.	66	Director

Andrew J. Whelan – Chairman and President: Mr. Whelan is a founder of the Company and has served as the President and Chairman of the Board since April 2000.  From 1993 to April 2000, Mr. Whelan served as the President of P.A. Whelan & Company, Inc., a consulting firm owned by Mr. Whelan and his wife that specialized in the health care industry.   Mr. Whelan was also a founder of Drug Counters, Inc., a chain of managed care retail pharmacies, where he served as President and Chief Executive Officer from 1992 until 1994. Drug Counters, Inc. was sold to Diagnostek, Inc. in 1994.  From 1984 until 1992, Mr. Whelan served as Chairman of the Board of Directors and President of Physicians' Pharmaceutical Services, Inc., a public company of which he was a founder.

Lawrence H. Rosen – Chief Financial Officer and Secretary: Mr. Rosen has served as Chief Financial Officer and Secretary of the Company since August 2006. From October 2002 to July 2006, Mr. Rosen served as an independent consultant providing financial statement presentation and SEC reporting to several companies, including Bearing Point, Allegheny Energy, Inc. PEPCO, US Airways and The World Bank.  From August 2000 to September 2002, Mr. Rosen served as Director of Finance and Administration of Exent Corporation.  Prior to that time, Mr. Rosen was Chief Financial Officer for several companies, including Point of Care Technologies, a medical device company, and was a partner at Touche Ross & Co., a Certified Public Accounting firm.

Non-Employee Directors:

Brian M. Kinney, M.D., F.A.C.S, M.S.M.E. – Director: Dr. Kinney is the Chief of Plastic Surgery at Century City Hospital in California and has served as a director of the Company since April 2000.  He was the Chairman of the New Technologies Committee of the American Society of Plastic and Reconstructive Surgeons, which Committee has evaluated the use of pulsed electromagnetic therapy. Throughout his career, Dr. Kinney has received numerous honors, awards and scholarships for his research, including an award for extraordinary service to the American Society of Plastic and Reconstructive Surgeons.  Over the past 20 years, Dr. Kinney has accepted many teaching appointments, visiting professorships and hospital appointments, and is involved in committee service at universities and hospitals throughout the country. Dr. Kinney serves on the faculty of the University of Southern California Medical School, and is a visiting professor at New York University Medical School and the Vanderbilt Medical School. He has authored or co-authored over 31 books and articles, including several articles on the use of pulsed electromagnetic field therapy in surgery.

Ashton Peery – Director: Mr. Peery has served as a director of the Company since February 2003.  Mr. Peery served as General Partner at Lucent Venture Partners, Inc. from 2000 until 2002.  Before that, Mr. Peery served as Vice President '' Corporate Strategy and Business Development at Lucent Technologies, Inc. (''Lucent'') from 1998 until 2000.  Prior to joining Lucent, Mr. Peery worked at the consulting organization Geopartners Research, Inc., where he served as Managing Director from 1995 until 1998, Principal from 1993 until 1995 and Senior Consultant from 1991 until 1992.  Mr. Peery is also a director of Viseon, Inc., a leading developer and manufacturer of patented personal broadband communications solutions.

Douglas Watson – Director: Mr. Watson has served as a director of the Company since February 2003.  Mr. Watson is the founder and Chief Executive Officer of Pittencrieff Glen Associates, which was established in July 1999.  Prior to this, Mr. Watson spent 33 years working at Ciba/Geigy - Geigy/Novartis, during which time he held a variety of positions in the United Kingdom, Switzerland and the United States.  Mr. Watson served as President of Ciba-Geigy's U.S. Pharmaceuticals Division from April 1986 until March 1996, at which time he was appointed President and Chief Executive Officer of Ciba-Geigy Corporation.  From January 1997 until May 1999, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G.  Mr. Watson is the Chairman of the Board of OraSure Technologies, Inc.  Mr. Watson also currently serves as a member of the board of directors of Engelhard Corporation, Dendreon Corporation, Genta Incorporated, BioMimetic Pharmaceuticals, Inc., BZL Biologics, L.L.C., InforMedix Holdings, Inc. and Innovative Drug Delivery Systems Inc.  He is also a member of the board of directors of the American Liver Foundation, serves on the President's Advisory Council of Drew University, and is Chairman of Freedom House Foundation.

Mary Whelan – Director: Ms. Whelan has served as a director of the Company since April 2002.  Ms. Whelan also served as Vice President '' Marketing of the Company from September 2002 until July 2003 and as Secretary from February 2002 until September 2004. Ms. Whelan currently serves as Executive Vice President '' Marketing & Communications at mPhase Technologies, Inc.  Ms. Whelan served as Vice President '' eBusiness at Lucent Technologies from January 1999 until August 2001.  Prior to that, Ms. Whelan served as Lucent's Vice President - Strategic Communications and Market Operations, in which capacity she was responsible for Lucent's global marketing operations, including marketing communications and customer programs, and for the global sales support environment for the worldwide sales force.  Ms. Whelan is the sister of Andrew Whelan, our President.

Richard Staelin, Ph. D. – Director:  Dr. Staelin, the Edward and Rose Donnell Professor of Business Administration at The Fuqua School of Business at Duke University, has served as a director of the Company since April 2005.  Dr. Staelin served as the Executive Director of the Marketing Science Institute from 1991 to 1993, and has held numerous positions at the American Marketing Association (AMA) from 1997 to 2005 and has held numerous positions at Duke University including Deputy Dean, the initial Managing Director of the Global MBA program, and the Associate Dean for Executive Education.  He is currently the President-elect for ISMS, an international organization of marketing scientists. Dr. Staelin was Educator award of the Year by the American Marketing Association and won the Converse award for his cumulative impact on the marketing profession. He has consulted for the FDA and the FTC in addition to a number of major corporations including IBM and Ford Motor Company.  In addition Dr. Staelin was an editor and/or on editorial board member of Marketing Science, Journal of Marketing Research, the Journal of Marketing, the Journal of Consumer Research and the Journal of Consumer Psychology. He has served on the boards of Dispute Resolution Center in Chapel Hill, NC and the Drama Department at Duke University.

DIRECTOR COMPENSATION

            The following table provides information about compensation paid to or earned by our directors during 2006 who are not also named executive officers (as defined below).

DIRECTOR COMPENSATION

	Fees				Nonqualified
	earned or			Non-equity	deferred
	paid in	Stock	Option	incentive plan	compensation	All other
	cash	awards	awards	compensation	earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Brian M. Kinney, M.D.	$0	$0	$5,000	$0	$0	$0	$5,000
Ashton Peery	$0	$0	$5,000	$0	$0	$0	$5,000
Douglas Watson	$0	$0	$0	$0	$0	$0	$0
Mary Whelan	$0	$0	$5,000	$0	$0	$0	$5,000
Richard Staelin, Ph.D.	$0	$10, 000	$5,000	$0	$0	$0	$15,000

Directors do not receive cash fees or retainers. Rather directors’ fees are paid in awards under the Company’s 2004 Stock Incentive Plan, as, when and in the amounts determined by the Compensation Committee of the Board.

The 2004 Stock Incentive Plan contemplates the grant to employees, directors and consultants of the Company of (i) stock options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code and stock options that are not intended to so qualify (so called "nonqualified stock options"), (ii) SARs, which may be independently granted, granted in tandem with stock options, or identified with restrictes shares or performance shares, (iii) restricted shares of Common Stock bearing conditions as to vesting or ownership, including any consideration that the participant must pay to receive such shares (iv) performance shares, which are shares the vesting and ownership of which is based on the participant or Company meeting certain performance criteria established from time to time by the Compensation Committee, and (v) stock bonuses. The number of shares of Common Stock that were originally reserved for issuance under the 2004 Stock Incentive Plan pursuant to awards is 10,000,000. This number, the number of shares subject to outstanding awards, and any exercise price related thereto, are subject to adjustment in the event of a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, spin-off, split-off, reorganization, rights offering, liquidation or similar event of or by the Company. Unless sooner terminated by the Board, the 2004 Stock Incentive Plan will expire on November 30, 2014.

Generally, stock options have a term of 10 years, and the exercise or strike price of Stock options and stock appreciation rights is the fair market value of a share of Common Stock on the date the award is granted. In the event a participant’s service to the Company is terminated for Cause (as defined in the plan), any restricted shares (and any SARs identified therewith) that are then forfeitable, all unexercised stock options and SARs and all unvested performance shares will terminate and be forfeited unless provided otherwise in the award agreement. If the participant’s service terminates due to death or disability, then any restricted shares (and any SARs identified therewith) that are then forfeitable will be terminated and forfeited and all of his or her unexercised stock options and SARs (to the extent then exercisable) will remain exercisable for 12 months following the date of termination (subject to the original term of the grant), and his or her unvested performance shares may be exercised for six months after the date of termination, unless provided otherwise in the award agreement. If the participant’s service terminates for any other reason, then any restricted shares (and any SARs identified therewith) that are then forfeitable and performance shares will terminate and be forfeited, and his or her unexercised stock options and SARs will remain exercisable for three months following the date of termination.

The 2004 Stock Incentive Plan is administered by the Compensation Committee of the Board, which has authority to grant awards thereunder, determine who is eligible for such grants, and the terms and conditions of such grants, and to make all other determinations that may be necessary or proper to administer the plan.

The foregoing is only a summary of the material features of the 2004 Stock Incentive Plan and is qualified in its entirety by the terms of the plan.

EXECUTIVE COMPENSATION

The following table sets forth, for the years indicated, all compensation awarded to, earned by or paid to Mr. Andrew J. Whelan, our Chief Executive Officer, and other executive officers of the Company (the ''Named Executives'') with total compensation in excess of $100,000 in compensation during the three years ended December 31, 2005.

The following table sets forth for the last fiscal year the total remuneration for services in all capacities awarded to, earned by, or paid to our Chairman and Chief Executive Officer (the “CEO”), our most highly compensated executive officers other than the CEO who were serving as executive officers as of December 31, 2006 and whose total compensation (excluding changes in pension value and non-qualified deferred compensation earnings) exceeded $100,000 during 2006, and up to two additional persons for whom disclosure would have been required but for the fact that they were not serving as executive officers as of December 31, 2006 (the CEO and such other officers and persons are referred to as the “named executive officers”).

SUMMARY COMPENSATION TABLE

						Non-equity
						incentive	Non-qualified
						plan	deferred	All other
Name and				Stock	Option	compen-	compensation	comp-
principal	Year	Salary	Bonus	awards	awards	sation	earnings	ensation	Total
position		($)	($)	($)	($)	($)	($)	($)	($)
Andrew J. Whelan,	2006	$150,000 (1)	$0	$0	$0	$0	$0	$0	$150,000
Chairman and CEO
Lawrence H. Rosen,	2006	$62,500 (2)	$0	$40,000	$423,000	$0	$0	$0	$525,500
CFO and Secretary
Thomas J. O’Connor	2006	$75,000 (3)	$0	$0	$0	$0	$0	$0	$75,000
VP-Operations, CFO
Todd Kislak,	2006	$31,250 (4)	$0	$24,000	$0	$0	$0	$0	$55,250
President – Orthopedic Group

(1) Mr. Whelan also serves on our Board of Directors but receives no remuneration for such service.

(2) Mr. Rosen became our Chief Financial Officer and Secretary on August 1, 2006 and is entitled to an annual salary of $150,000.

(3) Mr. O'Connor's employment with the Company ended on June 30, 2006. He became our Vice President Operations and Chief Financial Officer in October 2004 and was entitled to an annual salary of $150,000.

(4) Mr. Kislak’s employment with the Company ended on March 16, 2006. He became our President-Orthopedic Group in January 2005 and was entitled to an annual salary of $150,000.

We have no employment agreement with Mr. Whelan.  Mr. Whelan is entitled to an annual salary of $150,000 per year, which is subject to periodic review and adjustment.

We have entered into an employment agreement with Mr. Rosen that is effective from August 1, 2006 through July 31, 2009 unless terminated earlier.  Under the terms of his agreement, Mr. Rosen is entitled to an annual salary of $150,000 per year, plus an annual bonus of up to 50% of the base compensation for the year, based on a percentage of the Company’s sales, as follows:  1.0% for sales between $1.5 million and $2 million; 1.5% for sales between $2 million and $3 million; and 2.5% for sales over $3 million.  This formula is subject to periodic adjustment by the Compensation Committee of the Board. No bonus was earned in 2006.  In connection with his appointment, Mr. Rosen was granted 500,000 shares of restricted Common Stock and granted a stock option to purchase 2.1 million shares of Common Stock under the 2004 Stock Incentive Plan that vests ratably over three years and is exercisable by Mr. Rosen or his estate for a period of five years from the date of grant. The option is exercisable as follows:  (i) the exercise price with respect to the first 700,000 shares is $.20 per share; (ii) the exercise price with respect to the second 700,000 shares is $.30 per share; and (iii) the exercise price with respect to the third 700,000 shares is $.40 per share.  Mr. Rosen will immediately become 100% vested in, and eligible to exercise, the option in the event of (a) his termination without Cause (as defined in the Employment Agreement), (b) a dissolution or liquidation of the Company, (c) a sale of all or substantially all of the Company’s assets, (d) a merger or consolidation involving the Company in which the Company is not the surviving corporation (e) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, or (f) a tender offer for at least a majority of the outstanding Common Stock of the Company.  If immediate vesting occurs because of termination without Cause, the option will be exercisable for 36 months following the effective date of such termination; in all other events the option will remain exercisable under the terms of the grant.

Mr. O'Connor was a party to an employment agreement with the Company effective as of October 1, 2004.  Mr. O'Connor's employment was terminated on June 30, 2006.   Under his agreement, Mr. O'Connor was entitled to an annual salary of $150,000 per year, plus an annual bonus of up to 50% of the base compensation for the year, based on a percentage of the Company’s sales, as follows:  1.0% for sales between $1.5 million and $2 million; 1.5% for sales between $2 million and $3 million; and 2.5% for sales over $3 million. Mr. O'Connor's employment agreement provided for a divestiture bonus upon the sale of the Company during the term of his agreement or any renewals thereof pursuant to which we would have been required to pay Mr. O'Connor an incentive and termination payment equal to 3% of the sale price of the Company for the first $100 million, 2.5% on the next $100 million, and 1% thereafter, payable in equivalent form (stock or cash) of the divestiture transaction.  In connection with his appointment, Mr. O'Connor was granted 500,000 shares of restricted Common Stock and a stock option to purchase 2.1 million shares of Common Stock under the 2004 Stock Incentive Plan.  The restricted stock was to be earned ratably over three years.  The options were to vest ratably over three years and were exercisable by Mr. O’Connor or his estate for a period of five years from the date of grant. The option was exercisable as follows:  (i) the exercise price with respect to the initial 700,000 shares under the Option shall be $.30 per share (ii) an additional 700,000 shares at a grant price of $.40 per share; (iii) an additional 700,000 shares at a grant price of $.50 per share.  Mr. O'Connor was entitled to become 100% vested in, and eligible to exercise, the option in the event of (a) his termination without Cause (as defined in the Employment Agreement), (b) a dissolution or liquidation of the Company, (c) a sale of all or substantially all of the Company's assets, (d) a merger or consolidation involving the Company in which the Company is not the surviving corporation (e) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, or (f) a tender offer for at least a majority of the outstanding Common Stock of the Company.  The option provided that it would remain exercisable for 36 months from the date of termination if the termination was without Cause.  In all other events, the option was to remain exercisable pursuant to the terms of the grant.

Todd Kislak's was a party to an employment agreement with the Company effective as of January 3, 2005.  Mr. Kislak's employment was terminated on March 16, 2006.  Under the terms of his agreement, Mr. Kislak was entitled to an annual salary of $150,000 per year, plus an annual bonus of up to 50% of the base compensation for the year, based on a percentage of the Company’s sales, as follows:  1.0% for sales between $1.5 million and $2 million; 1.5% for sales between $2 million and $3 million; and 2.5% for sales over $3 million. In connection with his appointment, Mr. Kislak was granted 500,000 shares of restricted Common Stock and a stock option to purchase 2.1 million shares of Common Stock under the 2004 Stock Incentive Plan. The restricted stock was to be earned ratably over three years.  The option was to vest ratably over three years and was exercisable by Mr. Kislak or his estate for a period of five years from the date of grant. The option was exercisable as follows:  (i) the exercise price with respect to the initial 700,000 shares under the Option shall be $.30 per share (ii) an additional 700,000 shares at a grant price of $.40 per share; (iii) an additional 700,000 shares at a grant price of $.50 per share.  Mr. Kislak was entitled to become 100% vested in, and eligible to exercise, the option in the event of (a) his termination without Cause (as defined in the Employment Agreement), (b) a dissolution or liquidation of the Company, (c) a sale of all or substantially all of the Company's assets, (d) a merger or consolidation involving the Company in which the Company is not the surviving corporation (e) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, or (f) a tender offer for at least a majority of the outstanding Common Stock of the Company.  In the event Mr. Kislak’s employment was terminated without Cause, the option was exercisable for 36 months from the date of termination.  In all other events, the option was exercisable pursuant to the terms of the grant.

In connection with Mr. Kislak’s termination of employment, he and the Company entered into an Agreement and Release dated March 16, 2006 pursuant to which Mr. Kislak was granted severance benefits of (i) 200,000 restricted shares of Common Stock, the sale of which was restricted until January 1, 2007, and (ii) the right to retain half of the options that were granted under his employment agreement and that had vested (i.e., options to purchase 350,000 shares of Common Stock at $.30 per share), the expiration of which was extended until January 2, 2015. The Agreement and Release contains a general release of claims and other customary terms and conditions.

            The following table sets forth certain information about options held by the named executive officers under the 2004 Stock Incentive Plan that remained unexercised at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Option Awards					Stock Awards

Equity
incentive
								Equity	plan
								incentive	awards:
								plan	market
							Market	awards:	or
			Equity				value	number	payout
			incentive			Number	of	of	value of
			plan			of	shares	unearned	unearned
			awards:			shares	or	shares,	shares,
	Number of	Number of	number of			or units	units of	units or	units or
	securities	securities	securities			of stock	stock	other	other
	underlying	underlying	underlying			that	that	rights	rights
	unexercised	unexercised	unexercised	Option		have	have	that have	that have
	options	options	unearned	exercise	Option	not	not	not	not
	(#)	(#)	options	price	expiration	vested	vested	vested	vested
Name	exercisable	unexercisable	(#)	($)	date	(#)	(#)	(#)	($)
Mr. Whelan	0	0	0	N/A	N/A	0	0	0	N/A
Mr. Rosen	0	2,100,000 (1)	0	$.20 to $.40	July 31, 2011	500,000	$60,000	0	N/A
Mr. O’Connor	700,000	0	0	$.30	September 30, 2009	0	0	0	N/A
Mr. Kislak	350,000	0	0	$.30	January 2, 2015	0	0	0	N/A

(1) Mr. Rosen’s stock options vest ratably over a three-year period. Options to purchase the first 700,000 shares are exercisable at $.20 per share, options to purchase the second 700,000 shares are exercisable at $.30 per share, and options to purchase the third 700,000 shares are exercise at $.40 per share.

(1)   The sum of the numbers under the Exercisable and Unexercisable column of this heading represents the Named Executives' total outstanding options to purchase shares of Common Stock.

(2)   The dollar amounts shown under the Exercisable and Unexercisable columns of the heading represent the number of exercisable and unexercisable options, respectively, that were ''In-the-Money'' on December 31, 2005, multiplied by the difference between the closing price of the Common Stock on December 31, 2005, which was $0.36 per share, and the exercise price of the options.  For purposes of these calculations, In-the-Money options are those with an exercise price below $0.36 per share.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 31, 2006, the names, addresses and number of shares of our Common Stock beneficially owned by all persons known to us to be beneficial owners of more than 5% of the outstanding shares of our Common Stock, and the names and number of shares beneficially owned by our directors and named executive officers and all of our executive officers and directors as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned).  As of December 31, 2006, we had a total of 68,357,192 shares of Common Stock outstanding:

Name and Address	Number of Shares (1)		Percent Prior to Offering (1)
Directors and Named Executive Officers:
Andrew J. Whelan
3612 Sprigg Street
Frederick, Maryland 21704	30,912,964	(2)	45.22%

Mary Whelan
23 Crest Drive
Basking Ridge, New Jersey 07920	2,368,472	(3)	3.46%

Richard Staelin, Ph.D.
5200 Piney Creek Lane
Durham, NC 27705	300,000		*

Thomas J. O’Connor
1130 E. Missouri Ste 700
Phoenix, Arizona 85014	1,192,072	(4)	1.74%

Todd Kislak
5809 Middle Crest Drive
Agoura Hills, CA 91301	575,000	(5)	*

Brian M. Kinney, M.D
2080 Century Park East
Los Angeles, California 90067	513,694	(6)	*

Ashton Peery
50 Old Concord Road
Lincoln, Massachusetts 01773	369,130	(6)	*

Lawrence H. Rosen
1 Suntop Court
Baltimore, MD 21209	40,000		*

Douglas Watson
52 Liberty Corner Road
Far Hills, New Jersey 07931	328,217		*

All directors and executive officers as a group
(9 persons)	36,599,549		53.549%

5% Stockholders:
Alpha Capital Aktiengesellschaft
Pradafant 7
9490 Furstentums
Vaduz, Lichtenstein	5,853,971	(7)	8.56%

Total	42,453,520		62.11%

________________

*

Represents the beneficial ownership of less than 1% of the Common Stock.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options or stock warrants currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such stock options or warrants, but are not deemed outstanding for computing the percentages ownership of any other person.  Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed in the table, based on information furnished by such owners, have sole investments and voting powers with respect to such shares

(2)

Represents shares owned by PAW, LLC, a limited liability company the members of which are the immediate family members of Mr. Whelan and of which Mr. Whelan is the manager.

(3)

Represents shares owned by eMarkets Group, the President of which is Mary Whelan and the members of which are Mary Whelan and her immediate family, other than currently exercisable options to purchase up to 50,000 shares of Common Stock, which were issued directly to Ms. Whelan.

(4)

Includes exercisable options to purchase 350,000 shares of Common Stock.

(5)

Includes exercisable options to purchase 350,000 shares of Common Stock.

(6)

Includes exercisable options to purchase 50,000 shares of Common Stock.

(7)   Includes shares that may be acquired upon conversion of convertible promissory notes issued by the Company, exclusive of any shares that  the Company may elect to pay in lieu of accrued interest and default charges under such notes upon conversion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mary Whelan, a member of the Board, is the sister of Andrew J. Whelan, the President and Chairman of the Board.  Ms. Whelan also is the President of eMarkets Group, a shareholder of the Company.  In July 2003, eMarkets Group, made a loan to the Company in the principal amount of $58,572.58.  This loan is evidenced by a promissory note that bears interest at a rate per annum of nine percent (9%) and matures on June 1, 2008.  At December 31, 2005, the entire principal amount of, and any accrued interest on, this loan, in the amount of $72,318.40 remained outstanding. The note is scheduled for repayment in January 2007.

In April 2000, the Company acquired from Patricia A. Whelan, the wife of Andrew J. Whelan, the Chairman of the Board and President of the Company, certain patents (including all 44 patents currently owned by the Company), technology, research, trademarks and other assets relating to pulsed electromagnetic energy therapy (the ''Acquired Assets'').  The Acquired Assets were acquired by Mrs. Whelan in October 1994 from Shannon Investments, Inc. (''Shannon'') in a transaction in which Mrs. Whelan agreed to pay to Shannon (i) 20% of any consideration received by Mrs. Whelan, directly or indirectly, from the Acquired Assets, including any sales of products utilizing any of the Acquired Assets and (ii) a 2% royalty payment on any sales by Mrs. Whelan of products utilizing the Acquired Assets.  In such transaction, Shannon acknowledged that Mrs. Whelan had the authority to dispose of or retain the Acquired Assets in her sole discretion.  Prior owners of the Acquired Assets transferred the Acquired Assets under transfer and assignment agreements that included similar 2% royalty payments.  While the Company believes it is not responsible for the payment of any royalty or other payments to any prior owner(s) of the Acquired Assets, there can be no assurance that any of such prior owners will not claim that royalty or other payments are due and owing by the Company.  Any such claims, with or without merit, could be time consuming, result in costly litigation, and divert the efforts of the Company's management personnel.

On December 12, 2003, Robert Lorenz, the son-in-law of Andrew J. Whelan made a loan to the Company in the principal amount of $78,280.00.  This loan is evidenced by a promissory note that bears interest at a rate per annum of nine percent (9%) and matures on January 1, 2012.  At December 31, 2005, the entire principal amount of, and any accrued interest on, this loan, of $93,440.19, is outstanding.  The Company also issued 400,000 shares of Common Stock to Mr. Lorenz pursuant to a Note Purchase Agreement dated December 12, 2003, to induce Mr. Lorenz to make this loan. Repayment of this note is scheduled to be made in of 60 equal monthly installments, beginning in January 2007.

On December 12, 2003, Betty Jean Rutkowski, the sister-in-law of Andrew J. Whelan, made a loan to the Company in the principal amount of $86,000.00.  This loan is evidenced by a promissory note that bears interest at a rate per annum of nine percent (9%) and matures on December 12, 2018.  At December 31, 2005, the balance on the note was $84,375.41.  The Company also issued 400,000 shares of Common Stock to Ms. Rutkowski pursuant to a Note Purchase Agreement dated December 12, 2003, to induce Ms. Rutkowski to make this loan. This note is scheduled for 12 monthly payments of $743 during 2006 and the balance remaining plus accrued interest will be repaid over the next 12 years.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $.001 per share. Our Board of Directors can increase or decrease the number of authorized shares without approval of our stockholders. As of September 30, 2006, 68,357,019 shares of Common Stock were issued and outstanding. In addition, at such date,25,000,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding options, warrants and the conversion of outstanding convertible indebtedness. The following description of our securities does not contain all the information that might be important to you; therefore, you should read the more detailed provisions of the BioElectronics Restated Articles of Incorporation and Bylaws and the other exhibits related to our securities that are filed with the registration statement on Form SB-2 as amended of which this prospectus is a part.

Common Stock

Voting, Dividend and Other Rights.  Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to the stockholders for a vote.  Holders of shares of Common Stock will have no preemptive, subscription or conversion rights.  We have relied upon the opinion of our counsel, Kirkpatrick & Lockhart Nicholson Graham LLP, that all shares of Common Stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable.  Our Board will determine if and when distributions may be paid out of legally available funds to the holders.  We have not declared any cash dividends during the past year with respect to the Common Stock.  Our declaration of any cash dividends in the future will depend on our Board's determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so.  In addition, the Company has not declared or paid any dividends and has no plans to pay any dividends to the stockholders.

Rights Upon Liquidation.  Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting.  The holders of a majority of the outstanding shares of Common Stock constitute a quorum at any meeting of the stockholders.  A plurality of the votes cast at a meeting of stockholders elects our directors.  The Common Stock does not have cumulative voting rights.  Therefore, the holders of a majority of the outstanding shares of Common Stock can elect all of our directors.  In general, except for amendments to our Charter, a majority of the votes cast at a meeting of stockholders must authorize stockholder actions other than the election of directors.

Charter Amendments. Generally, amendments to our Charter may be made only upon the affirmative vote of not less than two-thirds of the issued and outstanding shares of our voting stock entitled to vote on such amendment. The exceptions to this general rule are that a majority of the entire Board of Directors may, without the approval of stockholders, amend our Charter to (i) increase or decrease the aggregate number of shares of capital stock which the Company has authority to issue or the number of shares of stock of any class which the Company has authority to issue, (ii) change the name of the Company and (iii) change the name or other designation or the par value of any class or series of our stock and the aggregate par value of such stock, provided that no such change may alter the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the class or series of stock."

Power to Issue Additional Shares. We believe that the power of our Board of Directors to amend the Charter without stockholder approval to increase the total number of authorized shares of our Common Stock and to issue additional authorized but unissued shares of our Common Stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional shares of Common Stock will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Directors has no intention at the present time of doing so, it could authorize and issue additional shares, which could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of our Common Stock or otherwise be in their best interests.

Transfer Agent and Registrar

The registrar and transfer agent for our Common Stock is Holladay Stock Transfer, 2939 North 67th Place, Scottsdale, Arizona, (480) 481-3940.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, we had 68,357,190 outstanding shares of Common Stock. In addition, we had outstanding options to purchase an aggregate of 4,865,000 shares of Common Stock, outstanding warrants to purchase an aggregate of 9,311,500 shares of Common Stock, and outstanding securities convertible into an aggregate of 10,972,223 shares of Common Stock. The shares being offered pursuant to this prospectus represent all of the shares that could be received upon exercise of our warrants and conversion of our convertible securities and will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the '"Securities Act'"), unless they are purchased by any of our "affiliates", as that term is defined in Rule 144 under the Securities Act.

Rule 144

General. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of our Common Stock then outstanding, which will equal approximately 700,000 shares immediately after the offering. Different limitations could apply if the shares of our Common Stock are later traded on a national securities exchange, reported through the automated quotation system of a registered securities association, or reported through an effective transaction reporting plan or an effective national market system plan as those terms are defined in the SEC's Regulation NMS. Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our Common Stock for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Based upon the number of shares outstanding as of the date of this prospectus, an aggregate of approximately 24,000,000 shares of our Common Stock will be eligible to be sold pursuant to Rule 144(k) after the date of the prospectus.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, shares of our Common Stock acquired upon the exercise of outstanding stock options or other rights granted under our Equity Incentive Plan may be resold beginning 90 days after the date of this prospectus by:

  persons other than our affiliates, subject only to the manner-of-sale provisions of Rule 144; and

  our affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the one-year holding requirements of Rule 144.

No shares of our Common Stock that were outstanding as of the date of this prospectus and approximately 4,865,000 shares of our Common Stock that may be acquired upon the exercise of stock options outstanding as of the date of this prospectus will be eligible to be sold pursuant to Rule 701 beginning 90 days after the date of the prospectus, subject to any vesting provisions that may be contained in individual option agreements.

Notwithstanding any of the foregoing, Andrew J. Whelan and Mary K Whelan are each subject to a Limited Standstill Agreement dated December 4, 2005 under which they have agreed with certain selling stockholders, with limited exceptions, not to transfer or dispose of any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Common Stock until the sooner of (i) 180 days after the date of this prospectus or (ii) until all the shares of our Common Stock being registered pursuant to such registration statement have been resold or transferred by the selling stockholders. As of the date of this prospectus, Mr. and Mrs. Whelan own, or have the right to acquire, an aggregate of 33,281,436 shares of our Common Stock.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the maximum number of shares of Common Stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby.  The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  The information in the table below is current as of November 30, 2006.  All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information.  The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale.  The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Common Stock being registered.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The ''Number of Shares Beneficially Owned After Offering'' column assumes the sale of all shares offered.

As explained below under ''Plan of Distribution,'' we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the Registration Statement, which includes this prospectus.

Selling Stockholder	Natural Person (*)	Number of Shares Beneficially Owned Prior to Offering (**)	Number of Shares Offered (***)	Number of Shares Beneficially Owned After Offering
Brian Arnott(1)		200,000	200,000	0
Eileen Baungarten(1)		200,000	200,000	0
John Bowers(1)		200,000	200,000	0
NFS LLC/FMTC(1)	Bernadette Bracero	200,000	200,000	0
Concrete Restoration Systems, LLC(1)	Mary Jane Fincher	200,000	200,000	0
Michael Confusione(1)		200,000	200,000	0
Christopher Dedea(1)		200,000	200,000	0
Jiohn Doyle(1)		200,000	200,000	0
Bonnie Egan(1)		200,000	200,000	0
Delaware Charter(1)	Richard Egan	200,000	200,000	0
Solomon Feffter(1)		200,000	200,000	0
NFS LLC/FMTC/FBO Giger(1)	Richard Gigerian	200,000	200,000	0
Cheryl Gorman(2)		300,000	300,000	0
Thomas Giuffrida(1)		200,000	200,000	0
Thomas & Ellie Hunter(1)		200,000	200,000	0
Thomas & Elllie Hunter(3)		80,000	80,000	0
Wilfred Huse, MD(1)		200,000	200,000	0
Arthur & Margarate James(1)		200,000	200,000	0
JDR Consulting(1)	John D. Rivers	200,000	200,000	0
JDR Consulting(1)	John D. Rivers	200,000	200,000	0
Andrew Lenza(1)		200,000	200,000	0
George Maglaras(1)		200,000	200,000	0
Joseph Manzi(1)		200,000	200,000	0
Alfred Naftel(1)		200,000	200,000	0
Bruce Nlsen(1)		200,000	200,000	0
Alfred Pasi(1)		200,000	200,000	0
B. Michael Pisani(4)		260,000	260,000	0
Edward Pomianoski(1)		200,000	200,000	0
Antonio Rizzo(1)		200,000	200,000	0
Domenic Santana(1)		200,000	200,000	0
Alfred Sferra(1)		200,000	200,000	0
Jerome Shinkay(1)		200,000	200,000	0
Mark Shoicket(1)		200,000	200,000	0
Richard Staelin(1)		200,000	200,000	0
Buckman, Buckman & Reid (5)	H. John Buckman	145,250	145,250	0
Buckman, Buckman & Reid (5)	Thomas P. Buckman	72,625	72,625	0

Buckman, Buckman &	H. John Buckman	72,625	72,625	0
Reid (5)	Jr.
Buckman, Buckman &	Abdul Jabbar Al	41,500	41,500	0
Reid (5)	Sayegh
Richard Egan(6)		69,500	69,500	0
George Maglaras(6)		5,000	5,000	0
Mark Shoicket(6)		30,000	30,000	0
Andrew Lenza(6)		5,000	5,000	0
H. John Buckman Jr.(6)		20,000	20,000	0
Christopher Dedea(6)		5,000	5,000	0
Matthew Taylor(6)		10,000	10,000	0
Brian Arnott(6)		5,000	5,000	0
William Egbert(6)		5,000	5,000	0
John Doyle(6)		5,000	5,000	0
Alpha Capital	Konrad Ackerman
Aktiengesellschaft (7)		5,853,971	8,243,695	0
Whalehaven Capital	Evan Schemenauer
Fund Limited (7)		3,127,515	4,411,403	0
Harborview Master Fund	Richard
LP (7)	Rosenblum and
	David Stefansky (9)	1,990,737	2,796,389	0
Hunter Wise Financial	Fred Jager,
Group, LLC (8)	President & CEO	400,000	400,000	0

Total		18,703,723	23,182,889	0

*             A Natural Person is an officer if a corporation; a partner if a partnership: a member if a Limited Liability company.

**

Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to its shares of Common Stock.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders.  The number of shares includes shares of Common Stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days.

***        Assumes the conversion of our convertible promissory notes into 10,451,389 shares of Common Stock.  We are currently obligated to issue 5,972,223 shares but may elect, upon the conversion of the notes, to issue up to an additional 4,479,166 shares to satisfy any interest and liquidated damages that may have accrued through the date of conversion.  This additional amount is apportioned as follows:  Alpha Capital Aktiengesellschaft, 2,389,724 shares; Whalehaven Capital Fund Limited, 1,283,888 shares; and Harborview Master Fund LP, 805,554 shares

(1)

Includes 100,000 shares of Common Stock issuable upon the exercise of warrants of the Company.

(2)

Includes 150,000 shares of Common Stock issuable upon the exercise of warrants of the Company.

(3)

Includes 40,000 shares of Common Stock issuable upon the exercise of warrants of the Company.

(4)

Includes 130,000 shares of Common Stock issuable upon the exercise of warrants of the Company.

(5)

Includes 332,000 shares of Common Stock issuable upon the exercise of warrants of the Company.

(6)

Includes 159,500 shares of Common Stock issuable upon the exercise of warrants of the Company.

(7)

Includes 5,000,000 shares of Common Stock issuable upon the exercise of our warrants, which consists of 2,667,670 shares issuable to Alpha Capital Aktiengesellschaft, 1,415,665 shares issuable to Whalehaven Capital Fund Limited, and 916,665 shares issuable to Harborview Master Fund LP.  Additionally, these selling stockholders may acquire a presently indeterminable number of additional shares as payment of liquidated damages that may accrue through the effective date of the registration statement to which this prospectus relates.

(8)

Includes 400,000 shares of Common Stock issuable upon the exercise of warrants of the Company.

(9)

Harborview Master  Fund L.P. is a master fund whose general partner  is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have  ultimate responsibility for  trading with respect to  Harborview Master Fund L.P. Messrs.  Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder.

Except as provided above, no affiliate of any of the selling stockholders has held any position or office with us or any of our affiliate and none of the selling stockholders has had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities.

PLAN OF DISTRIBUTION

                The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the Common Stock may be quoted, in privately negotiated transactions or otherwise.  Our Common Stock is not currently listed on any national exchange or electronic quotation system.  We have filed a Form 15c2-11 with the NASD OTC Compliance Unit in an effort to have the shares of our Common Stock quoted on the OTC Bulletin Board if and when the registration statement to which this prospectus relates is declared effective by the Commission.  Because there is currently no public market for our Common Stock, the selling stockholders will sell their shares of our Common Stock at a price of $0.12 per share until shares of our Common Stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation on the pink sheets, and thereafter at prevailing market prices or privately negotiated prices.  If the selling stockholders effect such transactions by selling their shares of Common Stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

The selling stockholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales after this Registration Statement becomes effective;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box after this Registration Statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of Common Stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledges' or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any selling stockholder.  If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares.  Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place.  We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the SEC. All of the foregoing may affect the marketability of the common stock.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP.

EXPERTS

The financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004, and the period from April 10, 2000 (Inception) to December 31, 2005, included in this prospectus have been audited by Berenfeld, Spritzer, Shechter & Sheer, independent certified public accountants, as stated in its report appearing herein and elsewhere in this Registration Statement, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement on Form SB-2 (including exhibits) under the Securities Act, with respect to the shares to be sold in this Offering. This prospectus does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to our Company and the Common Stock offered in this prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof.  With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

Once the Registration Statement is declared effective with the SEC, we will be subject to the information and reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act.  The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that site is http://www.sec.gov.

BIOELECTRONICS CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

BioElectronics Corporation

Frederick, Maryland

We have audited the accompanying balance sheet of BioElectronics Corporation (A Development Stage Company) as of December 31, 2005 and the related statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 2005 and 2004, and for the period from April 10, 2000 (Inception) to December 31, 2005.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards required that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioElectronics Corporation as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, and for the period from April 10, 2000 (Inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note D to the financial statements, the Company has restated its balance sheet at December 31, 2005 and related statements of operations, changes in stockholders' deficiency, and cash flows for the year ended December 31, 2005 and for the period from April 10, 2000 (Inception) to December 31, 2005.

Berenfeld Spritzer Shechter & Sheer, CPA's

Ft. Lauderdale, Florida

April 5, 2006 (Except as to notes E and M as to which

the date is June 19, 2006 and note D as to which the date is January 15, 2007)

BioElectronics Corporation (A Development Stage Company)
Balance Sheets

	September 30,	December 31,
	2006	2005

ASSETS	(Unaudited)	(Restated)
CURRENT ASSETS
Cash	$ 63,937	$ 323,039
Accounts Receivable, Net	107,713	68,864
Inventory	194,907	192,710
Prepaid Expenses	5,796	5,796
TOTAL CURRENT ASSETS	372,353	590,409

MACHINERY AND EQUIPMENT, net	99,754	100,084

OTHER ASSETS
Deferred Financing Costs	405,406	639,709
Security Deposits	7,762	7,762
	413,168	647,471
TOTAL ASSETS	$ 885,275	$ 1,337,964

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
Accounts Payable	$ 628,832	$ 391,804
Accrued Liabilities	275,424	72,825
Current Portion of Note Payable	609,375	187,500
Current Portion of Capital Lease Obligations	5,413	4,573
Current Portion of Related Party Notes Payable	5,012	74,621
TOTAL CURRENT LIABILITIES	1,524,056	731,323

LONG-TERM LIABILITIES
Related Party Notes Payable, Net of Current Portion	666,518	298,904
Note Payable	240,625	562,500
Capital Lease Obligations, Net of Current Portion	-	840
TOTAL LONG-TERM LIABILITIES	907,143	862,244
TOTAL LIABILITIES	2,431,199	1,593,567

STOCKHOLDERS' DEFICIENCY
Common Stock, Par Value $.001 Per Share, 200 Million Shares Authorized; Issued and Outstanding 68,357,192 at September 30, 2006 and 62,864,892 at December 31, 2005	68,357	62,864
Additional Paid-In Capital	3,709,918	3,019,546
Deficit Accumulated During the Development Stage	(5,324,199)	(3,338,013)
TOTAL STOCKHOLDERS' DEFICIENCY	(1,545,924)	(255,603)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$ 885,275	$ 1,337,964

The accompanying notes are an integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)
Statements of Operations

	Nine		Period from			Period from
	Months Ended		April 10, 2000	Years Ended		April 10, 2000
	September 30,		(Inception) to	December 31,		(Inception) to
	2006	2005	September 30, 2006	2005	2004	December 31, 2005
	(Uaudited)	(Restated)	(Uaudited)	(Restated)		(Restated)
SALES	$ 306,776	$ 251,611	$ 942,965	$ 303,690	$ 302,002	$ 636,189

COST OF GOODS SOLD	78,112	56,328	382,856	141,455	112,724	304,744

GROSS PROFIT	228,664	195,283	560,109	162,235	189,278	331,445

OPERATING EXPENSES
General and Administrative	1,253,714	648,785	3,551,017	1,103,896	695,058	2,297,303
Design & Development	257,515	63,256	467,671	210,156	-	210,156
Selling Expenses	340,084	517,917	1,362,740	692,393	265,347	1,022,656
	1,851,313	1,229,958	5,381,428	2,006,445	960,405	3,530,115

LOSS FROM OPERATIONS	(1,622,649)	(1,034,675)	(4,821,319)	(1,844,210)	(771,127)	(3,198,670)

OTHER EXPENSES
Interest Expense	(362,190)	(23,505)	(450,425)	(59,916)	(19,920)	(88,235)
Other	(1,347)	(9,926)	(23,505)	(9,927)	(1,752)	(22,158)
	(363,537)	(33,840)	(473,930)	(69,843)	(21,672)	(110,393)

NET LOSS	$(1,986,186)	$(1,068,515)	$(5,295,249)	$(1,914,053)	$(792,799)	$ (3,309,063)

PER SHARE DATA:
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	64,970,101	56,014,225	N/A	57,626,059	45,976,334	N/A

NET LOSS PER SHARE:
BASIC AND DILUTED	$ (0.031)	$ (0.019)	N/A	$ (0.033)	$ (0.017)	N/A

The accompanying notes are an integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)
Statements of Changes in Stockholders' Deficiency

	Capital Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount
Balance at April 10, 2000 (Inception)	-	$ -	$ -	$ -	$ -
Net Loss	-	-	-	(34,124)	(34,124)
Contribution of Assets	-	-	8,000	-	8,000
Issuance of Common Stock for
Services Rendered	22,150,000	22,150	(8,000)	(13,150)	1,000
Balance at December 31, 2000	22,150,000	22,150	-	(47,274)	(25,124)
Net Loss		-	-	-	-
Balance at December 31, 2001	22,150,000	22,150	-	(47,274)	(25,124)
Net Loss		-	-	-	-
Balance at December 31, 2002	22,150,000	22,150	-	(47,274)	(25,124)
Net Loss		-	-	(568,087)	(568,087)
Sale of Common Stock at $.03 per share	3,950,000	3,950	112,100	-	116,050
Sale of Common Stock at $.0496 per share	800,000	800	38,900	-	39,700
Sale of Common Stock at $.35 per share	40,000	40	13,960	-	14,000
Balance at December 31, 2003	26,940,000	26,940	164,960	(615,361)	(423,461)
Net loss		-	-	(792,799)	(792,799)
Common Stock Dividend	15,800,577	15,800	-	(15,800)	-
Issuance of Common Stock for
Services Rendered	2,245,649	2,246	110,036	-	112,282
Sale of Common Stock at $.3540 per share	678,000	678	239,322	-	240,000
Sale of Common Stock at $.4286 per share	149,333	149	63,851	-	64,000
Sale of Common Stock at $.30 per share	83,333	83	24,917		25,000
Sale of Common Stock at $.01 per share	5,020,000	5,020	45,180	-	50,020
Balance at December 31, 2004	50,916,892	50,916	648,266	(1,423,960)	(724,778)
Net loss		-	-	1,914,053	(1,914,053)
Fair value of warrants issued in connection with financing arrangements			542,460		542,460
Issuance of Common Stock for
Services Rendered	2,128,000	2,128	205,043	-	207,171
Sale of Common Stock at $.30 per share	3,420,000	3,420	1,022,580	-	1,026,000
Sale of Common Stock at $.0833 per share	4,600,000	4,600	378,785	-	383,385
Sale of Common Stock at $.0959 per share	800,000	800	75,912	-	76,712
Sale of Common Stock at $.1475 per share	1,000,000	1,000	146,500	-	147,500
Balance at December 31, 2005 (Restated)	62,864,892	62,864	3,019,546	(3,338,013)	(255,603)
Net loss				(1,986,186)	(1,986,186)
Issuance of Common Stock for
Services Rendered	5,252,300	5,253	588,914	-	594,167
Sale of Common Stock at $.1667 per share	240,000	240	39,760	-	40,000
Stock based compensation expense under the Black-Scholes formula	-	-	61,698	-	61,698
Balance at September 30, 2006 (Unaudited)	68,357,192	$ 68,357	$ 3,709,918	$ (5,324,199)	$ (1,545,924)

The accompanying notes are an integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)
Statements of Cash Flows

			Period from			Period from
	Nine Months Ended		April 10, 2000	Years Ended		April 10, 2000
	September 30,		(Inception) to	December 31,		(Inception) to
	2006	2005	September 30, 2006	2005	2004	December 31, 2005
	(Unaudited)	(Restated)	(Uaudited)	(Restated)		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	$(1,986,186)	$(1,068,515)	$(5,295,249)	$(1,914,053)	$(792,799)	$(3,309,063)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities
Depreciation of machinery and Equipment	13,880	14,136	41,080	16,811	8,818	27,200
Amortization of Deferred Financing Costs	234,303	-	256,906	22,603		22,603
Provision for Bad Debts		135,506	34,615	20,000	14,615	34,615
Non-cash stock-based compensation and Expenses	655,865	104,782	975,318	207,171	112,828	319,453
Non-cash Interest Expenses	128,500	-	128,500	-	-
(Increase) Decrease in:			-
Accounts Receivable	(38,849)	(145,507)	(142,328)	(88,864)	(8,786)	(103,479)
Inventory	(2,197)	(137,736)	(193,210)	(110,360)	(50,115)	(141,829)
Prepaid Expenses		(10,667)	(5,795)	(4,829)	234	(5,795)
Increase (Decrease) in:			-
Accounts Payable	237,027	161,723	628,831	175,493	54,139	391,803
Accrued Liabilities	74,098	19,792	143,142	10,195	2,758	69,044
NET CASH USED IN OPERATING ACTIVITIES	(683,558)	(926,486)	(3,404,887)	(1,665,833)	(633,854)	(2,721,329)

CASH FLOWS FROM INVESTING ACTIVITIES
Security Deposits	-	(7,762)	(7,762)	(7,762)	-	(7,762)
Purchase of Equipment	(13,550)	(30,472)	(121,847)	(50,014)	(53,045)	(108,297)
NET CASH USED BY INVESTING ACTIVITIES	(13,550)	(38,234)	(129,609)	(57,776)	(53,045)	(116,059)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Note Payable	-	(370,000)	(366,219)	(366,219)	-	(366,219)
Proceeds from Note Payable, Net of Loan Costs	100,000	-	1,148,148	630,148	370,000	1,000,148
Proceeds from Related Party Notes Payable	367,614	55,288	756,217	105,279	-	363,603
Payments on Related Party Notes Payable	(69,609)		(84,687)	(3,644)	(11,434)	(15,078)
Payments on Capital Lease Obligations	-	(3,221)	(4,574)	(3,222)	(753)	(4,574)
Proceeds from Issuance of Capital Stock	40,000	1,318,461	2,222,547	1,633,597	404,200	2,182,547
NET CASH PROVIDED BY FINANCING ACTIVITIES	438,005	1,000,528	3,598,432	1,995,939	737,013	3,160,427

NET INCREASE (DECREASE) IN CASH	(259,103)	35,808	63,936	272,330	50,114	323,039
CASH, BEGINNING OF PERIOD	323,039	50,709	-	50,709	595	-
CASH, END OF PERIOD	$63,936	$86,517	$63,936	$323,039	$50,709	$323,039

The accompanying notes are an integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)
Statements of Cash Flows

			Period from			Period from
	Nine Months Ended September 30,		April 10, 2000 (Inception) to	Years Ended December		April 10, 2000 (Inception) to December
	2006	2005	September 30, 2006	2005	2004	31, 2005
	(Unaudited)	(Restated)	(Unaudited)	(Restated)		(Restated)

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
Cash Paid During the Period:
Interest	$ 30,096	$ 9,920	$ 96,728	$ 37,313	$ 10,076	$ 66,632
Income taxes	$ -	$ -	$ -	$ -	$ -	$ -

SCHEDULE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES:

Equipment purchases financed through
capital leases and notes payable	$ -	$ -	$ 9,986	$ -	$ -	$ 9,986

The accompanying notes are an integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)

Notes to Financial Statements

(Information as of and for the Nine months ended September 30, 2006 and 2005 is unaudited)

NOTE A  - ORGANIZATION AND NATURE OF ACTIVITIES

BioElectronics Corporation was incorporated in April 2000 and began employee-based operations in 2003.  BioElectronics Corporation (the ''Company'') is a developer and marketer of drug-free, anti-inflammatory patches.  The Company has U.S., FDA, Health Canada and European Union market clearance for its products.

The Company's first product, ActiPatch® Therapy is a dermal patch with an embedded battery operated microchip that delivers weeks of continuous pulsed therapy.  The patch delivery system and the Company's patented technology is a self-administered equivalent of the operator administered pulsed electromagnetic energy therapy used extensively world-wide for decades to reduce swelling, relieve pain and enhance the healing of post-surgical incisions, chronic wounds and orthopedic conditions.

The accompanying financial statements are those of a development stage company. The Company is currently engaged in and devotes considerable time to financial planning, raising capital, establishing sources of material supply and manufacturing subcontractors, recruiting and training sales personnel and establishing a market presence for its product.  While there has been revenue from the sale of the product, nearly a third of the revenue in 2004 is from sales to one distributor and approximately two thirds of the 2005 revenue is derived from sales to two distributors.  A significant market presence and sales account base has yet to be achieved.

The board of directors has the authority, without action by the Company's stockholders, to provide for the issuance of preferred stock in one or more classes or series and to designate the rights, preferences and privileges of each class or series, which may be greater than the rights of the common stock.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company has prepared the financial statements in accordance with accounting principles generally accepted in the United States of America.

Interim Financial Statements

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). In management's opinion, the interim financial data presented herein include all adjustments (which include only normal recurring adjustments) necessary for a fair presentation. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. Results for interim periods are not necessarily indicative of results to be expected for the full year.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have maturities of three months or less.  The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure to any one financial institution.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentration of credit risk, consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Accounts Receivable

Allowance for Doubtful Accounts -- The Company maintains reserves on customer accounts where estimated losses may result from the inability of its customers to make required payments. These reserves are determined based on a number of factors, including the current financial condition of specific customers, the age of accounts receivable balances and historical loss rate. The Allowance for Doubtful Accounts was $34,615 at September 30, 2006 and December 31, 2005. Bad debt expense for the Nine months ended September 30, 2006 and 2005 was $55 and, $135,506 and for the years ended December 31, 2005 and 2004 was $97,778 and $14,615, respectively.

Inventory

Inventories are stated at the lower of cost or market, cost being determined under the first-in, first-out method. The Company periodically reviews inventories and items considered outdated or obsolete are reduced to their estimated net realizable value.

Machinery and Equipment

Machinery and equipment is stated at cost, net of accumulated depreciation and amortization, which is computed using the straight-line method over the estimated useful lives of the related assets of five to ten years. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements that extend the lives of assets are capitalized. Any gain or loss on disposition of assets is recognized currently. Accumulated Depreciation was $42,064 and $28,185 at September 30, 2006 and December 31, 2005, respectively.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairments whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the asset exceeds the fair value.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.  The Company has not recognized any impairment losses through  September 30, 2006.

Income Taxes

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards (''SFAS'') No. 109, ''Accounting for Income Taxes.'' Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Revenue Recognition

The Company sells its products to wholesale distributors and directly to hospitals and clinics. In accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition", the Company recognizes revenue when the evidence of an arrangement exists, pricing is fixed and determinable, collection is reasonably assured, and shipment has occurred. Payment is due on a net basis in 30 days. If the customer is deemed not credit worthy, payment by credit card is required. The Company's agreement with customers includes a right of return. To date returns are not significant. Therefore, an allowance for returns has not been made. Defective units are replaced at the request of the customer.

Amounts billed to customers for shipping and handling are included as a component of sales. Shipping and handling costs, which represent costs incurred to ship products to the Company's customers, are included as a component of selling, general and administrative expenses

Deferred Finacing Costs

Costs incurred to obtain financing have been capitalized and are being amortized using the straight-line basis over the life of the note, which approximates the effective interest rate.

Advertising

Advertising costs are charged to expense as incurred, and are included in general and administrative expenses. Advertising expense was approximately $17,000 and $4,228 for the Nine months ended September 30, 2006 and 2005 and $13,888 and $1,776 for the years ended December 31, 2005 and 2004, respectively.

 Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in its financial statements and accompanying notes.  Actual results could differ from those estimates.

Net Loss per Share

The Company calculates basic and diluted net loss per share in accordance with SFAS 128, ''Earnings per Share.'' Basic and diluted net loss per share is computed by dividing net loss by the weighted-average number of outstanding shares of common stock.

As of  September  30, 2006 and 2005 and December 31, 2005 and 2004, options, warrants and other convertible securities to purchase 16.5, 6.6, 19.7 and 2.6 million shares of common stock, respectively, were outstanding, but not included in the computation of diluted earnings per share, because the effect would be anti-dilutive.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued liabilities and loans and notes payable. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

Compensated Absences

The Company does not accrue for compensated absences and recognizes the costs of compensated absences when paid to employees.  Accordingly, no liability for such absences has been recorded in the accompanying consolidated financial statements.  Management believes the effect of this policy is not material to the accompanying financial statements.

Stock-Based Compensation

In accordance with SFAS No. 123 (Revised 2004), Share Based Payment (''SFAS No. 123R'') and the Securities and Exchange Commission's rule amending the compliance dates of SFAS No. 123R, the Company began to recognize compensation expense for equity-based compensation using the fair value method in 2006 using the ''Modified Prospective Method''. This method allows the Company to apply the fair value provisions of SFAS No. 123R only on the future share-based payment arrangements and unvested portion of prior awards at the adoption date.

The Modified Prospective Method allows the Company to account for the stock-based awards issued prior to the adoption of fair value provisions under SFAS No. 123R using the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123.

Prior to January 1, 2006 the Company accounted for its stock-based compensation plan as permitted by SFAS No. 123, using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, ''Accounting for Stock Issued to Employees'' (''APB No. 25''), and made the pro forma disclosures required by SFAS No. 148, ''Accounting for Stock-Based Compensation—Transition and Disclosure'' (''SFAS No. 148'') for the years ended December 31, 2005 and December 31, 2004. Except for options granted to certain officers of the Company for services rendered, that vest over time, all options granted under the Plan (discussed in Note H) had exercise prices equal to the fair market value of the underlying Common Stock on the date of grant. Accordingly, for the years ended December 31, 2005 and 2004, stock-based compensation related to options granted to officers of the Company for services rendered, are recorded in accordance with APB Opinion No. 25.

Equity instruments issued to non-employees are accounted for at fair value.  The fair value of the equity instrument is determined using either the fair value of the underlying stock or the Black-Scholes option-pricing method.

The Company recognizes compensation expense for fixed stock awards with pro rata vesting on a straight-line basis over the requisite service period of the award.

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, ''Accounting Changes and Error Corrections'', which replaces APB Opinion No. 20, ''Accounting Changes'' and FASB Statement No. 3, ''Reporting Accounting Changes in Interim Financial Statements''.  APB Opinion No. 20 required that changes in accounting principles be recognized by including the cumulative effect of the change in the period in which the new accounting principle was adopted.  SFAS No. 154 requires retrospective application of the change to prior periods' financial statements, unless it is impracticable to determine the period-specific effects of the change.  SFAS No. 154 also provides that a change in method of depreciating or amortizing long-lived non-financial assets be accounted for as a change in estimate effected by a change in accounting principle, and also provides that correction of errors in previously issued financial statements should be termed a ''restatement''.  SFAS No. 154 is effective for the Company's year ending December 31, 2006.  Management does not expect the adoption of this statement to have a material impact, if any, on the Company's financial position or results of operations.

In February 2006, the FASB issued FASB No. 155, Accounting for Certain Hybrid Instruments, as an amendment of FASB Statements No. 133 and 140. FASB No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires recognition in the financial statements of the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of the 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires that the Company quantify misstatements based on their impact on each of the Company’s financial statements and related disclosures. SAB 108 is effective as of the end of the Company’s 2006 fiscal year, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006 for errors that were not previously deemed material, but are material under the guidance in SAB 108. The Company is currently evaluating the impact of adopting SAB 108 on its financial statements.
In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective as of the beginning of the Company’s 2008 fiscal year. The Company is currently evaluating the impact of adopting SFAS 157 on its financial statements.

NOTE C - INVENTORY

The components of inventory as of  September 30, 2006 and December 31, 2005 are:

	September 30,	December 31,
	2006	2005
Raw materials	$42,063	$26,039
Supplies	10,014	14,420
Finished goods	142,830	152,251
	$194,907	$192,710

NOTE D – RESTATEMENT OF FINANCIAL STATEMENTS

(1) In 2005, the Company included in revenue $300,000 that the Company has now determined should not have been recorded as a sale in the year ended December 31, 2005 because it did not meet the criteria of the generally accepted accounting principles because among other things it was not shipped to the customer or segregated nor was collection reasonable assured. The affect of this change increased the net loss by $256,619.

(2) In accordance with EITF No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments", the Company has reevaluated its sale of its convertible notes payable with detachable warrants for the beneficial conversion features. The Company has determined that it should have allocated the proceeds from the placement of the debt to the warrants and the debt based on their relative pro-rated values.  The deferred financing costs are being amortized on the straight line basis over the life of the note, which approximates the effective interest rate. The affect of this change increased the net loss by $22,603.

Accordingly, the accompanying financial statements presented for the year ended December 31, 2005 and for the period from April 10, 2000 (Inception) to December 31, 2005 have been restated as follows.

The references (1) and (2) relate to the restatements indicated above.

BALANCE SHEET December 31, 2005	Accumulated Deficit	Paid-in capital	Deferred Financing Cost	Note Receivable	Inventory
As originally reported	$ 3,058,791	$ (2,477,086)	$ 119,852	$ 307,500	$141,829
Impact of restatement
Inventory (1)	(50,881)				50,881
Note receivable (1)	307,500			(307,500)
Deferred financing costs (2)		(542,460)	542,460
Amortization of deferred financing costs (2)	22,603		(22,603)
Adjusted amount	$ 3,338,013	$(3,019,546)	$ 639,709	$ -	$192,710

STATEMENT OF OPERATIONS Year ended December 31, 2005	Net Loss	Revenue	Cost of Goods Sold	Interest Income	Interest Expense
As originally reported	$ (1,634,831)	$ (603,690)	$ 192,336	$ (7,500)	$ 37,313
Impact of restatement
Reduction of income (1)	(307,500)	300,000		7,500
Cost of Goods Sold (1)	50,881		(50,881)
Amortization of deferred financing costs (2)	(22,603)				22,603
Adjusted amount	$ (1,914,053)	$ (303,690)	$ 141,455	$ -	$ 59,916

For the period from April 10, 2000 (Inception) to December 31, 2005
As originally reported	$ (3,029,841)	$ (936,189)	$ 355,625	$ (7,500)	$ 65,632
Impact of restatement
Reduction of income (1)	(307,500)	300,000		7,500
Cost of Goods Sold (1)			(50,881)
Amortization of deferred financing costs (2)	(22,603)				22,603
Adjusted amount	$(3,309,063)	$ (636,189)	$ 304,744	$ -	$ 88,235

NOTE E - NOTES PAYABLE

On December 8, 2005, the Company issued $750,000 of Senior Secured Convertible Notes ("the Notes") to three investors and agreed to issue an additional $250,000 of Notes (the "Additional Notes") with interest at a fixed rate of 8% per annum, payable monthly. The Notes and the Additional Notes are convertible into 3,000,000 shares and 1,000,000 shares of the Company's common stock at $0.25 per share. On June 16, 2006 the Subscription Agreement was amended to change the Notes conversion price to $0.18 per share. As a result the Notes are convertible into 4,166,667 shares of common stock and the Additional Note into 1,388,889 shares of common stock.

The Notes are collateralized by a security interest in substantially all of the Company's assets. For each share of the Company's Common Stock for which the Notes and the Additional Notes are convertible at the time of closing, the investors will receive one warrant, exercisable for five-years from the date of closing of the Notes. Payments of 1/16 of the outstanding amount of the Notes will commence on September 8, 2006 and on the eighth day each month thereafter until the Notes have been paid in full, whether by cash or by conversion of the Principal and interest into Common Stock pursuant to the terms of the Notes. The Additional Notes are not contingent to any other conditions, and the right to issue and convert these Additional Notes is in the control of the Company. As required by Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, deferred financing costs of $542,000 were recorded that are being amortized over the two year term of the notes to their maturity date based on their fair value of $542,000 using the Black Scholes option pricing model based on the following assumptions: (1) risk free interest rate of 4.21%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 40%; and (4) an expected life of the option of .5 to 5 years. Additionally, the proceeds were allocated between the notes and warrants using the relative fair value method. During the years ended December 31, 2005 and the nine months ended September 30, 2006, amortization as interest expense was $22,603 and 166,494 respectively.

The note contains a provision that if a Registration Statement is not filed with the Securities and Exchange Commission by April 8, 2006 the Company must pay liquidated damage of 2% for each 30 days subsequent to that date until the Registration Statement is filed. Additionally, the Registration Statement must be declared effective by October 14, 2006. If the Registration Statement is not declared effective by October 14, 2006 liquidated damages will continue to accrue until it is declared effective. The liquidated damages, at the option of the Company, may be paid in cash or additional shares of its common stock: accrued interest of $30,000 and liquidated damages of $45,000 through June 15, 2006 will be added to the Notes and converted into 416,666 shares of the Company's common stock.

On August 14, 2006, $100,000 relating to the Additional Notes was received by the Company.

Maturities of notes payable at December 31, 2005 are:

Year Ended December 31,	Amount
2006	$187,500
2007	562,500
Total payments	$750,000

NOTE F - CAPITAL LEASE OBLIGATIONS

The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset.  The asset is depreciated over the lower of their related lease terms or their estimated productive lives.  The lease has a purchase option at the expected fair value of the property at the expiration of the lease term.

Capital lease obligations consist of an equipment lease with an implicit interest rate of 16.99% and monthly payments of $288, maturing in March, 2007, collateralized by equipment with a book value of $4,103 at December 31, 2005.

Depreciation expense of assets under a capital lease for the Nine months ended September 30, 2006 and 2005 was $1,413; for the years ended December 31, 2005 and 2004 was $1,884.

Minimum futures lease payments under capital leases as December 31, 2005 are:

Year Ended December 31,	Amount
2006	$4,610
2007	1,729
Total minimum lease payments	6,339
Less: Implicit Interest	926
Total minimum lease payments	$ 5,413

NOTE G - RELATED PARTY NOTES PAYABLE

In 2003 and 2004, the Company borrowed $270,353 from its stockholders that are evidenced by promissory notes, that bear interest at 9% per annum, are unsecured, and mature on various dates through December, 2018.

At December 31, 2005 related party notes payable include short term advances of $33,124 that was repaid in 2006. Additionally, at December 31, 2005  related party notes payable includes $40,000 which was classified as a current liability and converted into the Company's common stock in January 2006.

Maturities of long-term debt for each of the next five years and thereafter are:

	September 30, 2006	December 31, 2005
2006	$ 5,012	$ 74,621
2007	423,297	4,038
2008	149,709	201,354
2009	4,831	4,831
2010	5,284	5,284
Thereafter	83,397	83,397
	$671,530	$373,525

NOTE H - STOCK OPTION PLANS

On November 30, 2004, as amended March 22, 2005, the Company adopted the BioElectronics Equity Incentive Plan (''the Plan''), for the purpose of providing incentives for officers, directors, consultants and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons.  The Plan reserves 10 million shares of common stock for issuance. The options may be incentive, nonqualified or stock appreciation rights.

Option awards are granted with an exercise price equal to Company's bid price on the on the Pink Sheets on the date of grant, which is fair value. The options vest over three years of continuous service and are exercisable over five years from the date of grant.

On exercise of a stock appreciation right, the holder may receive shares of common stock and cash equal to the excess of the fair market value of the common stock at the date of exercise over the option price.  Stock appreciation rights may be exercised five years from the date of grant.  As of September 30 2006 no stock appreciation rights have been granted.

The following table sets forth options, granted, cancelled, forfeited and outstanding:

	Number of Shares	Aggregate Grant Date Fair Value	Weighted Average Exercise Price
January 1, 2004	None	None	none
Granted	2,100,000	$ 630,000	$0.40
Exercised	-	-	-
Forfeited	-	-	-
Outstanding, December 31,2004	2,100,000	630,000	$0.40
Granted	3,785,000	1,443,650	$0.38
Exercised	-	-	-
Forfeited	-	-	-
Outstanding, December 31, 2005	5,885,000	2,073,650	$0.39
Granted	2,130,000	429,000	$0.20
Exercised	-	-	-
Forfeited	(3,150,000)	(945,000)	$0.30
Outstanding, September 30, 2006	4,865,000	$1,557,650	$032

Summary information about the Company's stock options outstanding at December 31, 2005:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Years of contractual life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$.30-.31	1,755,000	4.3	$.30	700,000	$.30
$.40	1,730,000	4.0	$.40	-	-
$.50	1,700,000	3.9	$.40	-	-

As of September 30, 2006 and December 31, 2005 1,800,000 and 700,000 options were exercisable and 7,235,000 and 4,115,000 were available for future grant.

The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan.  Accordingly, no compensation cost had been recognized for the stock option plan  through December 31, 2005

For the nine months ended September 30, 2006 the Company applied SFAS No. 123R and accordingly compensation costs charged to expense under the plan was $61,698 with no income tax benefit.

Had compensation cost for the Company's stock options plan been determined consistent with SFAS No. 123, the Company's net loss and net loss per share for the nine months ended September 30, 2005 and years ended December 31, 2005 and 2004 would have been increased to the pro forma amounts indicated in the following table:

	September 30,	December 31,
	2005	2005	2004
As Reported net loss	($1,068,515)	($1,914,053)	($792,799)
Deduct: Stock-based compensation expense, pro-forma	(41,000)	(179,994)	(11,646)
Pro-forma net loss	($1,109,515)	($2,094,047)	($804,445)
Earnings per Share:
Basic and diluted net loss per share'' as reported	($ 0.019)	($0.034)	($0.017)
Pro-forma basic and diluted net loss per share	($ 0.020)	($0.036)	($0.017)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted are:

	Nine Months Ended September 30	Years Ended December 31,

Assumptions	2006	2005	2004
Risk-free interest rate	4.30%	4.21%	3.39%
Dividend yield	0%	0%	0%
Expected life of option grants	5 years	5 years	5 years
Expected stock price volatility	40%	40%	40%

The Company's computation of the expected volatility for the years ended December 31, 2005 and 2004 is based primarily upon historical volatility and the expected term of the option.  The expected term is based on the historical exercise experience under the share-based plans of the underlying award and represents the period of time the share-based awards are expected to be outstanding.  The interest rate is based on the U.S. Treasury yield in effect at the time of grant for a period commensurate with the estimated expected life.  The forfeiture rate is based on historical data.

NOTE I - WARRANTS

On April 4, 2005, the Company sold 3,420,000 shares of Common Stock for $1,026,000 in a private placement  and issued  3,911,500 warrants, including 491,500 agent's warrants, (''PPM Warrants'') to purchase 3,911,500 shares of  the Company's Common Stock.

On December 8, 2005, the Company issued $750,000 of Senior Secured Convertible Notes and agreed to issue an additional $250,000 of Notes (see Note E).  In connection with this financing, the Company issued warrants ("Investor Warrants") to purchase a total of 5,400,000 shares of the Company's Common Stock.

All but 1,000,000 of the warrants became exercisable in 2005.

The warrants did not contain a beneficial exchange feature at the date of the agreement.   The exercise price of the investor warrants are subject to adjustment in certain events, including split-ups or combinations of common stock, dividends payable in common stock, and the issuance of rights to purchase additional shares of common stock or to receive other securities or rights convertible into or entitling the holder to receive additional shares of common stock without payment of any consideration.  The shares underlying the warrants are subject to a registration rights agreement.

The Investor Warrants are redeemable by the Company at a price of $.01 per investor warrant at any time prior to their exercise or expiration upon 30 days written notice provided that the closing stock price for the Common stock for at least thirty days has been $1.00 per share and the shares underlying the warrants have been registered.

At September 30, 2006 and December 31, 2005 9,311,500 warrants were outstanding.

The following table summarizes information for warrants outstanding and exercisable at September 30, 2006 and December 31, 2005:

			Options
			outstanding
			weighted average
Exercise		Original	remaining life
Price	Number	Term (Years)	in years
$0.50	3,420,000	3	2.75
$0.33	332,000	5	2.75
$0.40	159,500	2	2.75
$0.468	3,000,000	5	4.9
$0.468	1,000,000	0.5	0.5
$0.468	1,000,000	5	5.0
$0.39	400,000	5	4.9

NOTE J - INCOME TAXES

At December 31, 2005 the Company has available for federal income tax purposes approximately $2,996,000  of net operating loss carry forwards which are subject to annual limitations and expire  beginning in 2016 through 2022.

The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an ''ownership change'', as defined by the Internal Revenue Code.  All federal and state net operating loss carry-forwards are subject to limitations as a result of these restrictions.  If there should be a subsequent ownership change, as defined, the Company's ability to utilize its carry-forwards could be reduced.

NOTE K- COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company leases office space under operating leases expiring in various years through 2007. In the normal course of business, operating leases are generally renewed or replaced by other leases.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year are as of:

December 31, 2005
2006	$44,620
2007	20,585
Total minimum future rental payments	$65,205

Rent expense was $42,625 and $35,594 for the nine months ended September 30, 2006 and 2005 and $56,140 and $26,752 for the years ended December 31, 2005 and 2004.

Employment Agreements

At December 31, 2005 the Company has employment agreements with three officers and with one officer at September 30, 2006.

Future payments under these employment agreements are as of:

	September 30, 2006	December 31, 2005
2006	$ 37,500	$410,000
2007	150,000	410,000
2008	150,000	-
2009	112,500	-
Total future payments due	$450,000	$820,000

Two of the officers also received grants of 500,000 shares of common stock each that vest over three years. The value of the stock on the date of grant is being expensed over the vesting period, using the Black-Scholes formula.

The treatment of compensation expense relating to stock options is described in Notes B and H of Notes to Financial Statements.

NOTE L - STOCKHOLDER TRANSACTIONS

As enumerated in the Statement of Changes in Stockholders' Deficiency the Company has issued shares of its common stock for services rendered for clinical studies, financial advisors, market studies, public relations, members of the Board of Directors and members of the Medical Advisory Board . Management believes that the shares issued based on their selling price per share approximate the fair value of the services rendered. The issuance of common stock for services rendered, with the exception of the shares issued during the year ended December 31, 2000, approximated the price of shares sold for cash.

NOTE M-SUBSEQUENT EVENT

On May 18, 2006 a legal action was brought by a former employee against the Company, PAW, LLC and Andrew J. Whelan, the Company's major shareholder and Chief Executive Officer claiming that he is owed an additional 900,000 shares of common stock of the Company. In the opinion of management, this matter will not have a material adverse impact on the Company's financial position or results of operations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Maryland General Corporation Law and in our By-laws and Articles of Incorporation.

The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1) the act or omission of the director was material to the matter giving rise to such proceeding and

(A) was committed in bad faith or

(B) was the result of active and deliberate dishonesty;

(2) the director actually received an improper personal benefit in money, property, or services; or

(3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction: (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The Maryland General Corporation Law also permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2) a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Our Articles of Incorporation provide that each director and officer or former director or officer of the Company, or any person who may have served at the request of the Company as a director or officer of another corporation in which this Company owns shares of capital stock or of which it is a creditor, shall be indemnified by the Company against liabilities, fines, penalties and claims imposed upon or asserted against him by reason of having been such a director or officer, except in relation to matters as to which he shall have been finally adjudged by a court of competent jurisdiction to be liable by reason of having been guilty of gross negligence or willful misconduct in the performance of his duty as such director or officer.

Our By-laws also provide that we shall indemnify, to the fullest extent permitted by the laws of the State of Maryland, any present or former director, officer, employee, incorporator or agent of the Company, or any person who serves or served another corporation, partnership, joint venture, trust, or other enterprise in one of such capacities at the request of the Company, who, by reason of such position, was, is, or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the Common Stock registered hereby, all of which expenses, except for the SEC registration fee, are estimates:

Description	Amount
Registration Fee	$ 233
*Accounting fees and expenses	* $ 25,000
Legal fees and expenses	$ 35,000
Transfer Agent fees and expenses	$ 0
*Printing	* $ 500
Miscellaneous fees and expenses	$ 15,000

Total	$ 75,733

_____________

* Estimated

The selling stockholders will not bear any expenses associated with the filing of the Registration Statement.

Item 26.  Recent Sales of Unregistered Securities

In September 2003 the Company sold 20,000 shares of Common Stock to Duane Lawson for $7,000 and in October 2003 the Company sold 20,000 shares of Common Stock for $7,000 to Daniel Kloos. The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offers and sales of the Common Stock did not involve a public offering, as the purchasers had represented that they were ''accredited'' investors, as defined in Rule 501 under the Securities Act.

In December 2003 the Company sold 400,000 shares of Common Stock to Robert and Kelly Lorenz for $19,355 and 400,000 shares of Common Stock to Betty Rutkowski for $19,355.  The shares were issued pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933. The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

In January and February 2004, the Company issued 450,000 pre dividend and 245,542 post dividend shares of Common Stock, valued at $22,500 to three medical advisors for services rendered. Management believes that the shares issued approximate the fair value of the services rendered to the Company.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

On March 15, 2004, the Company sold 5,020,000 shares of Common Stock to Phalanx Holding Corp. for $50,200.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as the institutional purchaser was an ''accredited'' investor and no general solicitation was involved in the offering.

In March 2004, the Company sold 149,333 shares of Common Stock to four investors for $64,000.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

            On April 4, 2005, the Company sold 3,420,000 shares of Common Stock for $1,026,000 and issued warrants to purchase 3,911,500 shares of Common Stock, including agent’s warrants to purchase 491,500 shares of Common Stock, at exercise prices of $0.33 to $0.50 per share.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the securities did not involve a public offering, as the investors were “accredited investors” and no general solicitation was involved.

During June and July 2004, the Company sold 678,000 shares of Common Stock to five investors for $240,000. The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

In August 2004, the Company issued 1,545,648 shares of Common Stock, valued at $77,282, to three medical advisors for services rendered to the Company. Management believes that the shares issued approximate the fair value of the services rendered.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

In August 2004, the Company sold  83,333 shares of Common Stock to Craig Hurst for $25,000.  The shares were issued pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933. The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as the purchaser was an ''accredited'' investor and no general solicitation was involved in the offering.

In August 2004, the Company issued 100,000 shares of Common Stock, valued at $5,000 for by a financial advisory services provided to the Company. Management believes that the shares issued approximate the fair value of the services rendered.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as the purchaser was an ''accredited'' investor and no general solicitation was involved in the offering.

In November 15, 2004 the Company borrowed $370,000 for working capital purposes.  Buckman, Buckman & Reid, Inc., acted as placement agent and received as compensation, 150,000 shares of the Company's Common Stock valued at $7,500.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as the purchaser was an ''accredited'' investor and no general solicitation was involved in the offering.

In April 2005, the Company sold 3,420,000 shares of Common Stock and warrants to purchase 3,911,500 (includes 491,500 agent's warrants) shares of Common Stock for $1,026,000 pursuant in a private placement, with Buckman, Buckman & Reid, Inc. acting as the Placement Agent for the offering.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as the securities were issued to independent third parties and /or existing stockholders, each of whom were ''accredited'' investors and no general solicitation was involved in the offering.

During the months of January to May 2005, the Company issued 533,000 shares of Common Stock valued at $51,890 to medical, financial and market research advisors to the Company for services rendered.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

In September 2005, the Company sold 800,000 shares of Common Stock to Ibex for $76,712.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as the institutional purchaser was an ''accredited'' investor and no general solicitation was involved in the offering.

In October 2005, the Company sold 1,000,000 shares to Popular Assembly of Lordsman for $147,500.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as the institutional purchaser was an ''accredited'' investor and no general solicitation was involved in the offering.

In October 2005, the Company sold 4,600,000 shares of Common Stock for $383,385 to eight investors.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offers and sales of the Common Stock did not involve a public offering, as the purchasers had represented that they were ''accredited'' investors, as defined in Rule 501 under the Securities Act.

During the months of October to December 2005, the Company issued 1,595,000 shares of Common Stock valued at $51,890 to medical, financial, public relations and market research advisors to the Company for services rendered.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

On December 8, 2005, the Company issued $750,000 of Senior Secured Convertible Notes (the “Notes”) to three investors and agreed to issue an additional $250,000 of additional convertible notes (the “Additional Notes”) with interest at a fixed rate of 8% per annum, payable monthly.  The Notes and the Additional Notes are convertible into 3,000,000 shares of Common Stock and 1,000,000 shares of Common Stock, respectively, at a conversion price of $0.25 per share.  On June 16, 2006, the subscription agreement underlying these notes was amended to change the conversion price to $0.18 per share.  As a result, the Notes and Additional Notes are now convertible into 4,166,667 shares of Common Stock and 1,388,889 shares of Common Stock, respectively.  On August 14, 2006, the Company issued $100,000 of the Additional Notes and, in connection with this financing, issued warrants to purchase 5,000,000 shares of Common Stock at an exercise price of $0.468 per share and 400,000 shares at an exercise price of.$0.39  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the securities did not involve a public offering, as the investors were “accredited investors” and no general solicitation was involved.

In January 2006, the Company sold 240,000 shares of Common Stock to Ibex for $40,000.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as the institutional purchaser was an “accredited” investor and no general solicitation was involved in the offering.

During the months of January to March 2006, the Company issued 965,000 shares of Common Stock valued at $96,500 to individuals for service on the Board of Directors, medical consulting, investor relations and employee compensation. The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were "accredited" investors and no general solicitation was involved in the offering.

During the months of April to June 2006, the Company issued 2,318,750 shares of Common Stock valued at $197,320 to individuals for investor relations service, sales and marketing services and employee compensation. The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were "accredited" investors and no general solicitation was involved in the offering.

During the period of July 1, 2006 to September 30, 2006, the Company issued 3,597,300 shares of Common Stock valued at $298,368 to individuals for investor relations service, sales and marketing services and employee compensation. The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated there under, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were "accredited" investors and no general solicitation was involved in the offering.

Item 27.  Exhibits

The following exhibits are included as part of this Form SB-2.

Exhibit No.	Description

3.1	BioElectronics Corporation Restated Articles of Incorporation (incorporated by reference to Exhibit 3.13 to the Company's SB-2A filed on November 21, 2006).

3.2	BioElectronics Corporation Bylaws (incorporated by reference to Exhibit 3.2 to the Company's SB-2/A, filed on June 19, 2006).

4.1	Form of Common Stock Purchase Warrant, dated December 8, 2005 (incorporated by reference to Exhibit 4.1 to the Company's SB-2/A, filed on June 19, 2006).

4.2	Form of Sales Agent Two Year Common Stock Purchase Warrant, dated April 4, 2005 (incorporated by reference to Exhibit 4.2 to the Company's SB-2/A, filed on June 19, 2006).

4.3	Form of Investor and Placement Agent Five Year Common Stock Purchase Warrant, dated April 4, 2005 (incorporated by reference to Exhibit 4.3 to the Company's SB-2/A, filed on June 19, 2006).

4.5	Limited Standstill Agreement, dated December 4, 2005, between BioElectronics Corporation and Mary K. Whelan (incorporated by reference to Exhibit 4.6 to the Company's SB-2/A, filed on June 19, 2006).

4.6	Limited Standstill Agreement, dated December 4, 2005, between BioElectronics Corporation and Andrew J. Whelan (incorporated by reference to Exhibit 4.7 to the Company's SB-2/A, filed on June 19, 2006).

4.7**	Form of Specimen Stock Certificate.

5**	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP as to the legality of the shares.

10.1*	Employment Agreement between BioElectronics Corporation and Lawrence H. Rosen, dated August 1, 2006.

10.2	Employment Agreement between BioElectronics Corporation and Todd J. Kislak, dated January 3, 2005 (incorporated by reference to Exhibit 10.2 to the Company's SB-2/A, filed on June 19, 2006).

10.3*	Agreement and Release between BioElectronics Corporation and Todd J. Kislak dated March 13, 2006.

10.4*	Stock Option Agreement with Todd J. Kislak.

10.5	Employment Agreement between BioElectronics Corporation and Thomas O'Connor, dated October 8, 2004 (incorporated by reference to Exhibit 10.3 to the Company's SB-2/A, filed on June 19, 2006).

10.6	Lease Agreement between BioElectronics Corporation and Westlake Plaza Business Park, LLC dated January 31, 2005 (incorporated by reference to Exhibit 10.5 to the Company's SB-2/A, filed on June 19, 2006).

10.7	Lease Agreement between BioElectronics Corporation and Madison Commerce Center-A, LLC dated August 31, 2005 (incorporated by reference to Exhibit 10.4 to the Company's SB-2/A, filed on June 19, 2006).

10.8	Secured Convertible Promissory Note, dated December 8, 2005, between BioElectronics Corporation and Whalehaven Capital Fund Limited (incorporated by reference to Exhibit 10.6 to the Company's SB-2/A, filed on June 19, 2006).

10.9	Secured Convertible Promissory Note, dated December 8, 2005, between BioElectronics and Alpha Capital Aktiengesellshaft (incorporated by reference to Exhibit 10.7 to the Company's SB-2/A, filed on June 19, 2006).

10.10	Secured Convertible Promissory Note, dated December 8, 2005, between BioElectronics Corporation and Harborview Master Fund, Ltd. (incorporated by reference to Exhibit 10.8 to the Company's SB-2/A, filed on June 19, 2006).

10.11	Promissory Note, dated September 30, 2005, between BioElectronics Corporation and MaxMed Technologies, Inc. (incorporated by reference to Exhibit 10.9 to the Company's SB-2/A, filed on June 19, 2006).

10.12*	Subscription Agreement, dated December 8, 2005, between BioElectronics Corporation and the Subscribers.

10.13	Registration Rights Agreement, dated April 4, 2005, between BioElectronics Corporation and the Investors listed therein (incorporated by reference to Exhibit 10.11 to the Company's SB-2/A, filed on June 19, 2006).

10.14	Distribution Agreement, dated September 30, 2005, between BioElectronics Corporation and MaxMed Technologies, Inc. (incorporated by reference to Exhibit 10.12 to the Company's SB-2/A, filed on June 19, 2006).

10.15	Modification and Amendment Agreement to the Subscription Agreement, dated August 14, 2006 between BioElectronics Corporation and the Subscribers listed therein (incorporated by reference to Exhibit 10.13 to the Company's SB-2, filed August 14, 2006).

10.16	Secured Convertible Promissory Note, dated August 14, 2006, by and between BioElectronics Corporation and Alpha Capital Aktiengesellschaft.

10.17	Secured Convertible Promissory Note, dated August 14, 2006, by and between BioElectronics Corporation and Whalehaven Capital Fund Limited (incorporated by reference to Exhibit 10.14 to the Company's SB-2/A, filed on November 21, 2006).

10.18	Secured Convertible Promissory Note, dated August 14, 2006, by and between BioElectronics Corporation and Harborview Master Fund LP (incorporated by reference to Exhibit 10.14 to the Company's SB-2/A, filed on November 21, 2006).

10.19*	BioElectronics Corporation 2004 Stock Incentive Plan, as amended.

23.1*	Consent of Berenfeld Spritzer Shechter & Sheer.

23.2	Consent of Kirkpatrick & Lockhart Nicholson Graham, LLP (incorporated by reference to Exhibit 23.2 to the Company's SB-2/A filed on December 6, 2006).

24	Powers of Attorney of certain officers and directors of the Company (included on the signature page of the Company's SB-2/A filed on December 6, 2006).

*Filed herewith.
**To be filed by amendment.

Item 28.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ''Calculation of Registration Fee'' table in the effective Registration Statement;

(iii)

Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned Company under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

(iv)

Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Frederick, Maryland on  January 16, 2007.

BioElectronics Corporation

By: /s/Andrew J. Whelan
Andrew J. Whelan
President

In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Andrew J. Whelan	Chairman and President	January 16, 2007
Andrew J. Whelan	(principal executive officer)

/s/ Lawrence H. Rosen	Chief Financial Officer	January 16, 2007
Lawrence H. Rosen	(principal financial and accounting officer)

/s/ Brian M. Kinney*	Director	January 16, 2007
Brian M. Kinney

/s/ Ashton Perry*	Director	January 16, 2007
Ashton Peery

/s/ Douglas Watson*	Director	January 16, 2007
Douglas Watson

/s/ Mary Whelan*	Director	January 16, 2007
Mary Whelan

/s/ Richard Staelin*	Director	January 16, 2007
Richard Staelin

*BY: /s/ Andrew J Whelan
Andrew J Whelan, attorney-in-fact
Pursuant to Power of Attorney dated December 6, 2006

EXHIBIT INDEX

Exhibit No.	Description

3.1	BioElectronics Corporation Restated Articles of Incorporation (incorporated by reference to Exhibit 10.13 to the Company's SB-2A filed on November 21, 2006).

3.2	BioElectronics Corporation Bylaws (incorporated by reference to Exhibit 3.2 to the Company's SB-2/A, filed on June 19, 2006).

4.1	Form of Common Stock Purchase Warrant, dated December 8, 2005 (incorporated by reference to Exhibit 4.1 to the Company's SB-2/A, filed on June 19, 2006).

4.2	Form of Sales Agent Two Year Common Stock Purchase Warrant, dated April 4, 2005 (incorporated by reference to Exhibit 4.2 to the Company's SB-2/A, filed on June 19, 2006).

4.3	Form of Investor and Placement Agent Five Year Common Stock Purchase Warrant, dated April 4, 2005 (incorporated by reference to Exhibit 4.3 to the Company's SB-2/A, filed on June 19, 2006).

4.5	Limited Standstill Agreement, dated December 4, 2005, between BioElectronics Corporation and Mary K. Whelan (incorporated by reference to Exhibit 4.6 to the Company's SB-2/A, filed on June 19, 2006).

4.6	Limited Standstill Agreement, dated December 4, 2005, between BioElectronics Corporation and Andrew J. Whelan (incorporated by reference to Exhibit 4.7 to the Company's SB-2/A, filed on June 19, 2006).

4.7**	Form of Specimen Stock Certificate.

5**	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP as to the legality of the shares.

10.1*	Employment Agreement between BioElectronics Corporation and Lawrence H. Rosen, dated August 1, 2006.

10.2	Employment Agreement between BioElectronics Corporation and Todd J. Kislak, dated January 3, 2005 (incorporated by reference to Exhibit 10.2 to the Company's SB-2/A, filed on June 19, 2006).

10.3*	Agreement and Release between BioElectronics Corporation and Todd J. Kislak dated March 13, 2006.

10.4*	Stock Option Agreement with Todd J. Kislak.

10.5	Employment Agreement between BioElectronics Corporation and Thomas O'Connor, dated October 8, 2004 (incorporated by reference to Exhibit 10.3 to the Company's SB-2/A, filed on June 19, 2006).

10.6	Lease Agreement between BioElectronics Corporation and Westlake Plaza Business Park, LLC dated January 31, 2005 (incorporated by reference to Exhibit 10.5 to the Company's SB-2/A, filed on June 19, 2006).

10.7	Lease Agreement between BioElectronics Corporation and Madison Commerce Center-A, LLC dated August 31, 2005 (incorporated by reference to Exhibit 10.4 to the Company's SB-2/A, filed on June 19, 2006).

10.8	Secured Convertible Promissory Note, dated December 8, 2005, between BioElectronics Corporation and Whalehaven Capital Fund Limited (incorporated by reference to Exhibit 10.6 to the Company's SB-2/A, filed on June 19, 2006).

10.9	Secured Convertible Promissory Note, dated December 8, 2005, between BioElectronics and Alpha Capital Aktiengesellshaft (incorporated by reference to Exhibit 10.7 to the Company's SB-2/A, filed on June 19, 2006).

10.10	Secured Convertible Promissory Note, dated December 8, 2005, between BioElectronics Corporation and Harborview Master Fund, Ltd. (incorporated by reference to Exhibit 10.8 to the Company's SB-2/A, filed on June 19, 2006).

10.11	Promissory Note, dated September 30, 2005, between BioElectronics Corporation and MaxMed Technologies, Inc. (incorporated by reference to Exhibit 10.9 to the Company's SB-2/A, filed on June 19, 2006).

10.12*	Subscription Agreement, dated December 8, 2005, between BioElectronics Corporation and the Subscribers.

10.13	Registration Rights Agreement, dated April 4, 2005, between BioElectronics Corporation and the Investors listed therein (incorporated by reference to Exhibit 10.11 to the Company's SB-2/A, filed on June 19, 2006).

10.14	Distribution Agreement, dated September 30, 2005, between BioElectronics Corporation and MaxMed Technologies, Inc. (incorporated by reference to Exhibit 10.12 to the Company's SB-2/A, filed on June 19, 2006).

10.15	Modification and Amendment Agreement to the Subscription Agreement, dated August 14, 2006 between BioElectronics Corporation and the Subscribers listed therein (incorporated by reference to Exhibit 10.13 to the Company's SB-2, filed August 14, 2006).

10.16	Secured Convertible Promissory Note, dated August 14, 2006, by and between BioElectronics Corporation and Alpha Capital Aktiengesellschaft.

10.17	Secured Convertible Promissory Note, dated August 14, 2006, by and between BioElectronics Corporation and Whalehaven Capital Fund Limited (incorporated by reference to Exhibit 10.14 to the Company's SB-2/A, filed on November 21, 2006).

10.18	Secured Convertible Promissory Note, dated August 14, 2006, by and between BioElectronics Corporation and Harborview Master Fund LP (incorporated by reference to Exhibit 10.14 to the Company's SB-2/A, filed on November 21, 2006).

10.19*	BioElectronics Corporation 2004 Stock Incentive Plan, as amended.

23.1*	Consent of Berenfeld Spritzer Shechter & Sheer.

23.2	Consent of Kirkpatrick & Lockhart Nicholson Graham, LLP (incorporated by reference to Exhibit 23.2 to the Company's SB-2/A filed on December 6, 2006).

24	Powers of Attorney of certain officers and directors of the Company (included on the signature page of the Company's SB-2/A filed on December 6, 2006).

*Filed herewith.
**To be filed by amendment.